Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

July 23, 2019

by and among

WESBANCO, INC.,

WESBANCO BANK, INC.,

OLD LINE BANCSHARES, INC.

and

OLD LINE BANK

i

ARTICLE SIX -- FURTHER COVENANTS OF BUYER	77

6.01. Access to Information	77
6.02. Opportunity of Employment; Employee Benefits; Retention Pool and Retention Restricted Stock Grants	77
6.03. Exchange Listing	80
6.04. Notification	80
6.05. Takeover Laws	81
6.06. Officers’ and Directors’ Indemnification and Insurance	81
6.07. Appointment of Seller Directors to Board of Directors; Advisory Board	83
6.08. Operation of Business	84
6.09. Buyer Forbearances	84
6.10. Seller Shares	84
6.11. Section 16	85

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES	85

7.01. Confidentiality	85
7.02. Necessary Further Action	85
7.03. Cooperative Action	86
7.04. Satisfaction of Conditions	86
7.05. Press Releases	86
7.06. Registration Statements; Proxy Statement; Shareholders’ Meetings	86
7.07. Regulatory Applications	89
7.08. Coordination of Dividends	90
7.09. Transition and Data Conversion	90

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES	91

8.01. Conditions to the Obligations of Buyer and Buyer Sub	91
8.02. Conditions to the Obligations of Seller and Seller Sub	92
8.03. Mutual Conditions	93

ARTICLE NINE -- CLOSING	94

9.01. Closing	94
9.02. Closing Transactions Required of Buyer	94
9.03. Closing Transactions Required of Seller	95

ARTICLE TEN -- NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	96

10.01. Non-Survival of Representations, Warranties and Covenants	96

ARTICLE ELEVEN -- TERMINATION	96

11.01. Termination	96
11.02. Effect of Termination	100

ARTICLE TWELVE -- MISCELLANEOUS	101

12.01. Notices	101
12.02. Counterparts; Electronic Signatures	102
12.03. Entire Agreement; No Third-Party Rights	103
12.04. Successors and Assigns	103
12.05. Captions	103
12.06. Governing Law	103
12.07. Payment of Fees and Expenses	103
12.08. Amendment	103
12.09. Waiver	103
12.10. Disclosure Schedules	104
12.11. Waiver of Jury Trial	104
12.12. Severability	104
12.13. Specific Performance	104

Exhibit A - Form of Voting Agreement

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	-- Section 5.03(a)
“Acquisition Transaction”	-- Section 5.03(a)
“Age Discrimination in Employment Act”	-- Section 3.01(t)(ii)
“Agreement”	-- Preamble
“Average Closing Price”	-- Section 11.01(d)(v)
“BHC Act”	-- Section 3.01(a)(i)
“Bank Merger”	-- Preamble
“Bank Secrecy Act”	-- Section 3.01(gg)
“Burdensome Condition”	-- Section 3.01(w)
“Buyer”	-- Preamble
“Buyer Balance Sheet Date”	-- Section 4.01(g)
“Buyer Classified Loans”	-- Section 4.01(o)(ii)
“Buyer Compensation and Benefit Plans”	-- Section 4.01(t)(i)
“Buyer Consultants”	-- Section 4.01(t)(i)
“Buyer Contracts”	-- Section 4.01(c)(i)
“Buyer Directors”	-- Section 4.01(t)(i)
“Buyer Disclosure Schedule”	-- Preamble
“Buyer Employees”	-- Section 4.01(t)(i)
“Buyer ERISA Affiliate”	-- Section 4.01(t)(iii)
“Buyer ERISA Affiliate Plan”	-- Section 4.01(t)(iii)
“Buyer Filed SEC Documents”	-- Section 4.01(l)
“Buyer Financial Statements”	-- Section 4.01(g)
“Buyer Loans”	-- Section 4.01(o)(ii)
“Buyer Meeting” “Buyer Officers”	-- Section 7.06(g) -- Section 4.01(t)(i)
“Buyer Pension Plan”	-- Section 4.01(t)(ii)
“Buyer Ratio”	-- Section 11.01(d)(v)(2)
“Buyer SEC Documents”	-- Section 4.01(f)(i)
“Buyer Shares” and “Buyer Share”	-- Preamble
“Buyer Sub”	-- Preamble
“Buyer Subsidiary” or “Buyer Subsidiaries”	-- Section 4.01(l)
“Buyer Subsidiary Other Real Estate Owned”	-- Section 4.01(w)
“Buyer 401(k) Plan”	-- Section 5.10(a)
“Buyer’s Financial Advisor”	-- Section 4.01(i)
“Cause”	-- Section 6.02(a)
“CFPB”	-- Section 3.01(gg)
“CRA”	-- Section 3.01(u)(i)
“Classified Loans”	-- Section 3.01(k)(ii)
“Closing”	-- Section 9.01
“Closing Date”	-- Section 9.01
“Code”	-- Preamble

“Confidentiality Agreement”	-- Section 7.01
“Constituent Corporations”	-- Preamble
“Continuing Employees”	-- Section 6.02(a)
“Converted Seller Option”	-- Section 2.02(a)(i)
“Costs”	-- Section 6.06(a)
“DOL”	-- Section 3.01(t)(iii)
“DPC Shares”	-- Section 2.01(b)
“Data Conversion”	-- Section 6.02(d)(i)
“Effective Time”	-- Section 1.03
“Environmental Laws”	-- Section 3.01(y)
“ERISA”	-- Section 3.01(t)(i)
“Exchange Act”	-- Section 3.01(a)(iv)
“Exchange Agent”	-- Section 2.03(a)
“Exchange Fund”	-- Section 2.03(b)
“Exchange Ratio”	-- Section 2.01(a)
“FCPA”	-- Section 3.01(gg)
“FDIC”	-- Section 3.01(a)(ii)
“FHLB”	-- Section 3.01(l)
“Fair Credit Reporting Act”	-- Section 3.01(ff)
“Federal Reserve”	-- Section 3.01(k)(ii)
“GAAP”	-- Section 3.01(a)(iv)
“Good Reason”	-- Section 6.02(d)
“Governmental Authority”	-- Section 3.01(q)
“Gramm-Leach-Bliley Act”	-- Section 3.01(ff)
“HSR Act”	-- Section 3.01(w)
“Hazardous Substances”	-- Section 3.01(y)
“IRS”	-- Section 3.01(m)
“Indemnified Party”	-- Section 6.06(a)
“Index Price”	-- Section 11.01(d)(v)
“Index Ratio”	-- Section 11.01(d)(v)(2)
“Information”	-- Section 7.01
“Insider Transactions”	-- Section 3.01(k)(ii)
“Joint Proxy Statement/Prospectus”	-- Section 7.06(a)
“K&L”	-- Section 8.01(c)
“knowledge”	-- Section 3.01(a)(iv)
“Loan Assets”	-- Section 3.01(j)
“Loan Documentation”	-- Section 3.01(j)
“Loans”	-- Section 3.01(k)(i)
“Maryland Commissioner”	-- Section 3.01(a)(ii)
“material”	-- Section 3.01(a)(iv)
“material adverse effect” or “material adverse change”	-- Section 3.01(a)(iv)
“Merger”	-- Preamble
“Merger Consideration”	-- Section 2.01(a)
“MGCL”	-- Section 1.01
“MFIC”	-- Section 1.02

v

“Nasdaq”	-- Section 3.01(p)
“Notice of Superior Proposal”	-- Section 5.03(f)
“OFAC”	-- Section 3.01(gg)
“PBGC”	-- Section 3.01(t)(iii)
“PCBs”	-- Section 3.01(y)
“PII”	-- Section 3.01(ff)
“Patriot Act”	-- Section 3.01(gg)
“Premium Cap”	-- Section 6.06(b)
“Registration Statement”	-- Section 7.06(a)
“Regulatory Authorities”	-- Section 3.01(p)
“Replacement Nominee”	-- Section 6.07(a)
“Representatives”	-- Section 7.01
“Required Buyer Vote”	-- Section 4.01(hh)
“Required Seller Vote”	-- Section 3.01(kk)
“Retention Bonus”	-- Section 6.02(d)(i)
“Retention Employees”	-- Section 6.02(d)(i)
“Retention Pool”	-- Section 6.02(d)(i)
“Retention Restricted Stock Agreements”	-- Section 6.02(d)(ii)
“SEC”	-- Section 3.01(c)
“Sanctioned Country”	-- Section 3.01(ii)
“Sanctions”	-- Section 3.01(ii)
“Sarbanes-Oxley Act”	-- Section 3.01(g)(ii)
“Securities Act”	-- Section 3.01(g)(i)
“Seller”	-- Preamble
“Seller Appointees”	-- Section 6.07(a)
“Seller Balance Sheet Date”	-- Section 3.01(f)
“Seller Board”	-- Section 3.01(d)
“Seller Board Recommendation”	-- Section 7.06(f)
“Seller Certificate”	-- Section 2.03(c)
“Seller Compensation and Benefit Plans”	-- Section 3.01(t)(i)
“Seller Consultants”	-- Section 3.01(t)(i)
“Seller Contracts”	-- Section 3.01(x)
“Seller Directors”	-- Section 3.01(t)(i)
“Seller Disclosure Schedule”	-- Preamble
“Seller Employees”	-- Section 3.01(t)(i)
“Seller Equity Awards”	-- Section 2.02(c)
“Seller ERISA Affiliate”	-- Section 3.01(t)(iii)
“Seller ERISA Affiliate Plan”	-- Section 3.01(t)(iii)
“Seller Filed SEC Documents”	-- Section 3.01(g)(v)
“Seller Financial Statements”	-- Section 3.01(f)
“Seller Meeting”	-- Section 7.06(e)
“Seller Officers”	-- Section 3.01(t)(i)
“Seller Pension Plan”	-- Section 3.01(t)(ii)
“Seller Real Properties”	-- Section 3.01(n)
“Seller Representatives”	-- Section 5.03(a)
“Seller SEC Documents”	-- Section 3.01(g)(i)

“Seller Shares” and “Seller Share”	-- Preamble
“Seller Stock Option”	-- Section 2.02(a)(i)
“Seller Stock Plans”	-- Section 2.02(a)(i)
“Seller Sub”	-- Preamble
“Seller Subsequent Determination”	-- Section 5.03(f)
“Seller Subsidiary” and “Seller Subsidiaries”	-- Section 3.01(a)(ii)
“Seller Subsidiary Other Real Estate Owned”	-- Section 3.01(y)
“Seller Walkaway Right”	-- Section 11.01(d)(iv)
“Seller 401(k) Plan”	-- Section 5.10(a)
“Seller’s Counsel”	-- Section 8.02(c)
“Seller’s Financial Advisor”	-- Section 3.01(r)
“Seller Performance Award”	-- Section 2.02(c)
“Seller Preferred Stock”	-- Section 3.01(b)(i)
“Seller Restricted Stock Award”	-- Section 2.02(b)
“Starting Date”	-- Section 11.01(d)(v)
“Starting Price”	-- Section 11.01(d)(v)
“Subsidiary”	-- Section 3.01(c)
“Superior Proposal”	-- Section 5.03(f)
“Surviving Bank Corporation”	-- Section 1.02
“Surviving Corporation”	-- Section 1.01
“Systems”	-- Section 3.01(ee)(ii)
“Takeover Laws”	-- Section 3.01(z)
“Tax” or “Taxes”	-- Section 3.01(m)
“Tax Returns”	-- Section 3.01(m)
“Termination Fee”	-- Section 11.02(b)
“Trust Account Shares”	-- Section 2.01(b)
“Updated Buyer Disclosure Schedule”	-- Section 6.04
“Updated Seller Disclosure Schedule”	-- Section 5.02
“Voting Agreement”	-- Preamble
“Voting Agreement Stockholders”	-- Preamble
“WVBCA”	-- Section 1.01
“WVDFI”	-- Section 4.01(p)
“Walkaway Determination Date”	-- Section 11.01(d)(v)
“West Virginia Secretary of State”	-- Section 1.03

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2019, is made and entered into by and among Wesbanco, Inc., a West Virginia corporation (“Buyer”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), Old Line Bancshares, Inc., a Maryland corporation (“Seller”), and Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and a wholly-owned subsidiary of Seller (“Seller Sub”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Constituent Corporations.” References herein to a “party” (with respect to being a party to this Agreement) mean either (i) Seller and Seller Sub, on the one hand, or (ii) Buyer and Buyer Sub, on the other hand.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each determined that it is in the best interests of their respective corporations and shareholders for Buyer to acquire Seller pursuant to a merger of Seller with and into Buyer (the “Merger”) and, immediately after the Merger, a merger of Seller Sub with and into Buyer Sub (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Seller will cease to have a separate corporate existence and the stockholders of Seller will receive from Buyer in exchange for each share of common stock, $0.01 par value, of Seller (individually a “Seller Share” and collectively “Seller Shares”), 0.7844 of a share of common stock, $2.0833 par value per share, of Buyer (individually, a “Buyer Share” and collectively, the “Buyer Shares”), as may be adjusted as provided herein, all as determined in accordance with the terms of this Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, all of the executive officers and directors of Seller, in their capacity as stockholders (the “Voting Agreement Stockholders”), have each entered into separate Voting Agreements, dated as of the date hereof, with Buyer (each a “Voting Agreement”), a form of which is attached to this Agreement as Exhibit A, pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s Seller Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Bank Merger contemplated by this Agreement each qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Seller has previously provided to Buyer a schedule disclosing additional information about Seller (the “Seller Disclosure Schedule”), and Buyer has previously provided to Seller a schedule disclosing additional information about Buyer (the “Buyer Disclosure Schedule”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01.    Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”) and the Maryland General Corporation Law (the “MGCL”). Buyer shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of West Virginia and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time. As a result of the Merger, the outstanding Seller Shares shall be converted in the manner provided in Article Two.

1.02.    Bank Merger; Surviving Bank Corporation

Upon the terms and subject to the conditions of this Agreement, immediately after and subject to the Effective Time, Seller Sub shall merge with and into Buyer Sub in accordance with the WVBCA, the state banking code of West Virginia, the MGCL and the Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland (“MFIC”). Buyer Sub shall be the continuing and surviving bank corporation in the Bank Merger, shall continue to exist under the laws of the State of West Virginia and shall continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Bank Corporation” refers to Buyer Sub at and after the Effective Time. As a result of the Bank Merger, the outstanding shares of capital stock of Seller Sub shall be converted in the manner provided in Section 2.06.

1.03.    Effective Time

The Merger shall become effective at the time set forth in the respective Articles of Merger that shall be filed with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”) in accordance with the WVBCA and the Maryland State Department of Assessments and Taxation in accordance with the MGCL. The Bank Merger shall become effective at the time set forth in the Articles of Merger that shall be filed with the West Virginia Secretary of State in accordance with the WVBCA and the Articles of Merger that shall be filed with the Maryland State Department of Assessments and Taxation in accordance with the MGCL; provided, however, that the Bank Merger shall not become effective until after the Merger has become effective. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.04.    Effects of the Merger

At the Effective Time:

(a)	the articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation;

(b)	the bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation;

(c)

subject to Section 6.07, the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(d)

the officers of Buyer immediately prior to the Effective Time and James W. Cornelsen, pursuant to his new employment agreement as referred to in Section 6.02(b) of this Agreement, shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(e)	each Buyer Share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(f)	the Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 3-114 of the MGCL; and

(g)	the location of the principal office of the Surviving Corporation shall be One Bank Plaza, Wheeling, WV 26003.

1.05.    Effects of the Bank Merger

Immediately following the Effective Time of the Bank Merger:

(a)	the articles of incorporation of Buyer Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank Corporation;

(b)	the bylaws of Buyer Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank Corporation;

(c)

subject to Section 6.07, the directors of Buyer Sub immediately prior to the Effective Time shall become the directors of the Surviving Bank Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank Corporation;

(d)

the officers of Buyer Sub immediately prior to the Effective Time and James W. Cornelsen, pursuant to his new employment agreement as referred to in Section 6.02(b) of this Agreement, shall become the officers of the Surviving Bank Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank Corporation; and

(e)	the Bank Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 3-712 of the MFIC.

1.06.    Tax Consequences

It is intended that the Merger and the Bank Merger shall each constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder. Buyer, Buyer Sub, Seller and Seller Sub each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 8.01(c) and 8.02(c), which certificates shall be effective as of the date of such opinions.

1.07.    Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article Eight, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger described in Section 1.01 hereof and/or the Bank Merger described in Section 1.02 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 8.01(c) and 8.02(c); (ii) the consideration to be paid to the holders of Seller Shares under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals, consents, or waivers or other consents and approvals relating to the consummation of the Merger or the Bank Merger.

The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.08.    Additional Actions

If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Sub its right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Sub, or (ii) otherwise carry out the purposes of this Agreement, Seller, Seller Sub and their officers and directors shall be deemed to have granted to Buyer and Buyer Sub an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Sub its right, title or interest in, to or under any of the rights, properties or assets of Seller and Seller Sub or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Sub are authorized in the name of Seller, Seller Sub or otherwise to take any and all such action.

ARTICLE TWO

CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES

2.01.    Conversion of Seller Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder of any of the following securities:

(a)

Subject to the other provisions of this Article Two, each Seller Share issued and outstanding immediately prior to the Effective Time (other than Seller Shares held directly or indirectly by Buyer or any Subsidiaries (as defined below) of Buyer or Seller (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 2.01(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, 0.7844 (the “Exchange Ratio”) of a Buyer Share. The 0.7844 of a Buyer Share to be issued in exchange for each Seller Share pursuant to this Section 2.01 is sometimes referred to herein as the “Merger Consideration.”

(b)

At the Effective Time, all Seller Shares that are owned directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (other than Seller Shares (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or agency capacity for the benefit of third parties (any such shares, and Buyer Shares that are similarly held, whether held directly or indirectly by Buyer or Seller, as the case may be, being referred to herein as “Trust Account Shares”) or

(y) held by Buyer or Seller or any of their respective Subsidiaries, directly or indirectly, in respect of a debt previously contracted (any such Seller Shares, and Buyer Shares that are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no Buyer Shares, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Buyer Shares that are owned by Seller or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer without any consideration therefor.

2.02.    Seller Equity Awards

(a)

(i) At the Effective Time, each option granted by Seller to purchase Seller Shares under Seller’s stock compensation and stock based incentive plans (the “Seller Stock Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (each, a “Seller Stock Option”) shall without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Buyer, on the same terms and conditions as were applicable under such Seller Stock Option immediately prior to the Effective Time, a number of Buyer Shares (rounded down to the nearest whole share) determined by multiplying (x) the number of Seller Shares subject to such Seller Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each Seller Share subject to such Seller Stock Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Seller Option”). All rounding described in this Section 2.02(a) shall be done on an aggregate basis such that a single rounding of shares and exercise price shall be applied to each Converted Seller Option.

(ii) The Converted Seller Options shall have the same vesting schedule as the Seller Stock Options and otherwise shall have the same terms and conditions as such Seller Stock Options; provided, that Buyer shall convert the Seller Stock Options into Converted Seller Options in a manner consistent with the requirements of Section 409A of the Code and, in the case of Seller Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code, as applicable. After such assumption and conversion, the Converted Seller Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the Seller Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(iii) At the Effective Time, Buyer shall reserve for future issuance a number of Buyer Shares at least equal to the number of Buyer Shares that will be subject to the Converted Seller Options. As promptly as reasonably practicable following the Effective Time, Buyer shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the Buyer Shares subject to the Converted Seller Options, shall distribute a prospectus relating to such Form S-8, if applicable, and Buyer shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted Seller Options remain outstanding.

(b)

Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a Seller Share subject to vesting or other lapse restriction granted under a Seller Stock Plan, other than Seller Stock Options, that is unvested and outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Award”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Seller Share underlying such Seller Restricted Stock Award, less applicable tax withholdings.

(c)

Immediately prior to the Effective Time (but contingent upon the Closing), each performance-based equity in respect of Seller Shares granted under a Seller Stock Plan, other than Seller Stock Options, that is unvested and outstanding at such time (a “Seller Performance Award” and, together with the Seller Stock Options and Seller Restricted Stock Awards, the “Seller Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such Seller Performance Award deemed satisfied at target) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Seller Share underlying such Seller Performance Award, less applicable tax withholdings.

(d)

At or prior to the Effective Time, Seller, the Seller Board (as defined in Section 5.03(b)) and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Seller or Seller Sub employee consents) that may be necessary to effectuate the provisions of paragraphs (a)-(c) of this Section 2.02 and to ensure that following the Effective Time, there are no obligations with respect to Seller Equity Awards other than as set forth in this Section 2.02.

2.03.    Exchange and Payment Procedures

(a)	Exchange Agent. Buyer shall designate Computershare Investor Services, LLC or such other entity as shall reasonably be selected by Buyer to act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 2.03. Seller shall provide to the Exchange Agent all information reasonably requested by Buyer to be provided to the Exchange Agent in order for it to perform as specified herein.

(b)

Deposit with Exchange Agent; Exchange Fund. At least one business day prior to the Effective Time, Buyer shall provide to the Exchange Agent the number of Buyer Shares representing the aggregate Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 2.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Seller Shares (collectively, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Buyer Shares held by it from time to time hereunder, except that it shall receive and hold for the benefit of the recipients of the Buyer Shares until distributed thereto pursuant to the provisions of this Agreement any dividends or other distributions paid or distributed with respect to such Buyer Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph. The Exchange Agent shall invest cash in the Exchange Fund, as directed by Buyer, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation, or (iii) certificates of deposit of commercial banks (not including any Subsidiary (as defined in Section 3.01(c)) or affiliate of Buyer) with capital exceeding $1.0 billion. All interest and other income resulting from such investments shall be paid to Buyer.

(c)

Surrender of Seller Certificates. As promptly as practicable after the Effective Time, and in no event more than seven business days thereafter, Buyer shall send or cause to be sent to each former holder of record of Seller Shares transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass only upon proper delivery of such certificates to the Exchange Agent). Each holder of an outstanding certificate or certificates that prior to the Effective Time represented Seller Shares (“Seller Certificate”), who surrenders such Seller Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) the Merger Consideration for each Seller Share represented by the Seller Certificate surrendered, (ii) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (iii) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (iv) subject to compliance with

Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Seller Certificate upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue the certificates representing Buyer Shares in accordance with this Agreement. Each Seller Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the Merger Consideration for each Seller Share represented by such Seller Certificate, (b) any cash in lieu of fractional shares into which the Seller Shares represented by such Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Shares shall be paid to the holder of any unsurrendered Seller Certificate until the holder thereof shall surrender such Seller Certificate in accordance with this Section 2.03(c). After the surrender of a Seller Certificate in accordance with this Section 2.03(c), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to Buyer Shares represented by such Seller Certificates. After the Effective Time, there shall be no further transfer on the records of Seller of a Seller Certificate representing Seller Shares and, if any such Seller Certificate is presented to Seller for transfer, it shall be canceled against delivery of the Merger Consideration for each Seller Share represented by such Seller Certificate provided in Article Two.

(d)

Lost, Stolen or Destroyed Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Seller Certificate for Seller Shares for surrender to the Exchange Agent in accordance with this Section 2.03:

(i)	evidence to the reasonable satisfaction of the Surviving Corporation that such Seller Certificate has been lost, wrongfully taken, or destroyed;

(ii)	such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety); and

(iii)

evidence, to the reasonable satisfaction of the Surviving Corporation, that such person was the owner of the Seller Shares theretofore represented by each such Seller Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Seller Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Seller Shares theretofore represented by any such Seller Certificate have been acquired by a bona fide purchaser, shall deliver to such person (A) the Merger Consideration for each Seller Share represented by the lost, stolen or destroyed Seller Certificate, (B) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (C) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (D) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest, that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Seller Certificate.

(e)

No Further Ownership Rights in Seller Shares. All cash in lieu of fractional Buyer Shares and Buyer Shares issued upon conversion of Seller Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Seller Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Seller (but only in compliance with the terms of this Agreement) on such Seller Shares prior to the Effective Time and which remain unpaid at the Effective Time, subject to compliance with Section 7.08.

(f)	No Fractional Buyer Shares.

(i)

No certificates or scrip representing fractional Buyer Shares shall be issued upon the surrender for exchange of Seller Certificates evidencing Seller Shares, and such fractional Buyer Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)

Each holder of Seller Shares who would otherwise be entitled to receive a fractional Buyer Share shall instead receive from the Exchange Agent an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional Buyer Share (rounded to the nearest thousandth when expressed in decimal form) interest to which such holder (after taking into account all

Seller Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Average Closing Price (as defined in Section 11.01(d)(v)).

(g)

Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Buyer pursuant to Section 2.03(b) that remains undistributed to the stockholders of Seller for six months after the Effective Time may be delivered to the Surviving Corporation, upon Buyer’s demand, and any stockholders of Seller who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest and any dividends or distributions with respect to Buyer Shares issuable in the Merger, in each case without interest.

(h)

No Liability. None of Buyer, Seller, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Seller Shares for any payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest or any dividends or distributions with respect to Buyer Shares issuable in the Merger delivered to a public official as and if required by any applicable abandoned property, escheat or similar law.

(i)

Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from any cash consideration otherwise payable pursuant to this Agreement to any holder of Seller Certificates such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are properly withheld and paid over to the appropriate taxing authority by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Seller Certificates in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent.

(j)

Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.04.    No Dissenters’ Rights

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, no outstanding Seller Shares, Seller Equity Awards or other shares of Seller’s capital stock shall have any dissenters’ or appraisal rights under the MGCL or otherwise.

2.05.    Anti-Dilution Provisions

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Buyer Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or Buyer establishes a record date for effecting any such change to the outstanding Buyer Shares) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar changes in Buyer’s capitalization, excluding an acquisition by Buyer involving an exchange of Buyer Shares not resulting in a recapitalization of Buyer, appropriate and proportionate adjustment shall be made to the Merger Consideration. Nothing contained herein shall be deemed to permit any action that may be proscribed by this Agreement.

2.06.    Conversion of Seller Sub Capital Stock

Immediately after the Effective Time, each issued and outstanding share, and each share held in the treasury, of capital stock of Seller Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, be canceled without any conversion or issuance of any shares of capital stock of Buyer or Buyer Sub with respect thereto. No shares of Buyer or Buyer Sub shall be issued or exchanged and no consideration shall be given for shares of Seller Sub, and each then-issued and outstanding share, and each share then held in the treasury, of capital stock of Buyer Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, continue as one share of capital stock of the Surviving Bank Corporation having the same designations, preferences, limitations, and rights as such share of capital stock of Buyer Sub immediately prior to the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

3.01.    Representations and Warranties of Seller and Seller Sub

Except as set forth on the Seller Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Seller and Seller Sub hereby jointly and severally represent and warrant to Buyer and Buyer Sub as follows:

(a)	Corporate Status.

(i)	Seller is a Maryland corporation and registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). Seller is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the articles of incorporation and bylaws of Seller, in each case as amended to the date of this Agreement.

(ii)

Set forth in Section 3.01(a)(ii) of the Seller Disclosure Schedule is a complete list of each Subsidiary (as that term is defined in Section 3.01(c)) of each of Seller and Seller Sub (each, a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”). Seller Sub is a Maryland trust company and is regulated by the Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”) and the Federal Deposit Insurance Corporation (the “FDIC”). The deposit accounts of Seller Sub are insured by the FDIC) to the fullest extent permitted by applicable law. Seller Sub is a trust company with commercial banking powers duly organized and validly existing and in good standing under the laws of the State of Maryland and has power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the governing instruments of Seller Sub, in each case as amended to the date of this Agreement.

(iii)

Each of the Seller Subsidiaries other than Seller Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, other than where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(iv)

As used in this Agreement, (A) any reference to any event, change, circumstance, development, occurrence, condition, or effect being “material” with respect to any entity means an event, change, circumstance, development, occurrence, condition, or effect that individually, or taken in the aggregate together with all other changes, circumstances, developments, occurrences, or effects, is or is reasonably likely to be material in relation to the financial condition, properties, business or results of operations of such entity and its Subsidiaries taken as a whole and (B) the terms “material adverse effect” or “material adverse change” mean, with respect to an entity, an event, change, circumstance, development, event, occurrence, condition, or effect that individually, or taken in the aggregate together with all other changes, circumstances, developments, occurrences, or effects, is or is reasonably likely to be material and adverse to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger or the Bank Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, circumstance, development, event, effect, condition or occurrence resulting from or relating to: (i) changes in the United States economy (including changes in interest rates) or the United States securities markets in general; (ii) changes in laws, rules, or regulations affecting banks or their holding companies generally, or interpretations thereof by Governmental Authorities or Regulatory Authorities; (iii) the impact of this Agreement and the transactions contemplated hereby on relationships with current or prospective customers or employees or the loss of any revenues arising therefrom; (iv) the effects of compliance with this Agreement on operating performance, including the reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, any reasonable costs incurred in connection with this Agreement and the transactions contemplated thereby; (v) payments made in the nature of severance payments or payments made pursuant to the change in control provisions of employment agreements or change in control or severance plans of Seller or any Seller Subsidiary or payments made pursuant to Section 6.02(b) or losses, charges or expenses resulting from loan sales contemplated by Section 5.09; (vi) changes, after the date hereof, in accounting principles generally accepted in the United States (“GAAP”) or applicable regulatory accounting requirements; (vii) any effect with respect to Seller and/or its Subsidiaries caused, in whole or in substantial part, by Buyer and/or the Buyer Subsidiaries, or any effect with respect to Buyer and/or the Buyer Subsidiaries caused, in whole or in substantial part, by Seller and/or the Seller Subsidiaries; (viii) changes, after the date hereof, in global, national or regional political conditions (including natural disaster, acts of, sabotage, military action, events of war (whether or not declared), or acts of terrorism), or any escalation or worsening thereof; or (ix) public disclosure of this Agreement or the transactions contemplated hereby or actions that are expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; provided, however, that in no event shall a decrease in the trading price of Seller Shares or Buyer Shares, absent any other event, change or effect that has had or would reasonably be expected to have a material adverse effect, or litigation relating thereto, be considered a material adverse effect or material adverse change. Any reference to “knowledge” of a party means the actual knowledge of the executive officers (as defined in Rule 3b-7 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) and directors of the party.

(b)	Capitalization of Seller.

(i)

As of the date of this Agreement, the authorized capital of Seller consists solely of (A) 25,000,000 Seller Shares, of which 16,999,146 Seller Shares were issued and outstanding and (B) 1,000,000 shares of preferred stock par value $0.01 per share (“Seller Preferred Stock”), no shares of which are issued and outstanding. All outstanding Seller Shares have been duly authorized and are validly issued, fully paid and non-assessable under the MGCL, and were not issued in violation of the preemptive rights of any person. All issued Seller Shares have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, there were (i) 117,807 Seller Shares granted in respect of outstanding Seller Restricted Stock Awards, and (ii) 75,000 Seller Shares reserved for issuance upon the exercise of outstanding Seller Stock Options. Seller has furnished to Buyer a true, complete and correct copy of the Seller Stock Plans, and a list of all participants in the Seller Stock Plans as of the date hereof is set forth in Section 3.01(b)(i) of the Seller Disclosure Schedule.

(ii)

As of the date hereof, except for this Agreement and the Seller Equity Awards, there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Seller Shares or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Shares except for such obligations arising under the Seller Stock Plans.

(iii)

Except as disclosed in Section 3.01(b)(iii) of the Seller Disclosure Schedule, since December 31, 2018, Seller has not: (A) issued or permitted to be issued any Seller Shares, or securities exercisable for or convertible into Seller Shares, other than upon exercise of the Seller Stock Options or the vesting of Seller Restricted Stock Awards granted prior to the date hereof under the Seller Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, through any Seller Subsidiary or otherwise, any Seller Shares; or (C) declared, set aside, made or paid to the stockholders of Seller dividends or other distributions on the outstanding Seller Shares.

(iv)

Except as disclosed in Section 3.01(b)(iv) of the Seller Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Seller or Seller Sub are issued or outstanding. No bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which Seller’s stockholders may vote are issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Seller and Seller Sub were issued in compliance in all material respects with all applicable laws, rules and regulations.

(c)

Seller Subsidiaries. Seller and Seller Sub own of record and beneficially, directly or indirectly, all of the issued and outstanding equity securities of the Seller Subsidiaries. There are no options, warrants, calls, rights, commitments or agreements of any character to which Seller, Seller Sub or any Seller Subsidiary is a party or by which any of them is bound obligating any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of such Seller Subsidiary (other than to Seller) or obligating Seller, Seller Sub or such Seller Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of the equity securities of any Seller Subsidiary, and all of the equity securities of each Seller Subsidiary held by Seller are fully paid and non-assessable and are owned by Seller free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Seller Subsidiaries.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)

Corporate Authority. All corporate actions of Seller and Seller Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Seller and Seller Sub, have been duly and validly taken, except for the approval of the Merger by the Required Seller Vote (as defined in Section 3.01(kk)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the MGCL and the WVBCA. The Seller’s Board of Directors (the “Seller Board”) has, by the unanimous vote of the directors voting on the matter, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring this Agreement, the Merger and the Bank Merger advisable on substantially the terms and conditions set forth in this Agreement, declaring the Merger in the best interest of Seller and its stockholders, and declaring this Agreement and the Bank Merger in the best interests of Old Line Bank and its stockholder, (iii) directing that the Merger be submitted to the Seller’s stockholders for their consideration at a meeting of Seller’s stockholders, and (iv) to recommend that Seller’s stockholders approve the Merger in accordance with the provisions of Section 7.06(f) hereof. The Board of Directors of Seller Sub has, by the unanimous vote of the directors voting on the matter, duly adopted resolutions approving this Agreement and the Bank Merger and declaring the Bank Merger advisable on substantially the terms and conditions set forth in this Agreement. Seller Board has approved and directed that Seller, as the sole stockholder of Seller Sub, provide its written consent to the Bank Merger. Seller has no debt that is secured by Seller Sub capital stock.

(e)

Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Seller and Seller Sub, and assuming the due authorization, execution and delivery by Buyer and Buyer Sub, constitutes a valid and binding obligation of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Seller and Seller Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Seller Vote, the obtaining of appropriate approvals, consents, or waivers from Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

(f)

Financial Statements of Seller. Seller has furnished or made available to Buyer consolidated financial statements of Seller consisting of the consolidated balance sheets as of December 31 for each of the fiscal years 2017 and 2018 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three years ended December 31, 2018 (the “Seller Balance Sheet Date”), including accompanying notes and the report thereon of Dixon Hughes Goodman LLP, dated March 13, 2019, as included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited consolidated balance sheets as of March 31, 2019 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the three months then ended, as reported in Seller’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (all of such consolidated financial statements are collectively referred to herein as the “Seller Financial Statements”). The Seller Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, GAAP, or rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and the Seller Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)	SEC Filings; Sarbanes Oxley.

(i)

Seller and the Seller Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Seller or any of the Seller Subsidiaries subsequent to December 31, 2015 under the Securities Act of 1933, as amended

(the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Seller SEC Documents”), except for any reports, registration statements, proxy statements or information statements that the failure to file would not have a material adverse effect on Seller. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

The records, systems, controls, data and information of Seller and the Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or the Seller Subsidiaries or their accountants, attorneys, or transfer agents (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Seller. Seller (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that information relating to Seller, including its consolidated Subsidiaries, that it is required to disclose in the reports that it files or submits under the Exchange Act is made known to the Seller’s management, including its chief executive officer and the chief financial officer, by others within those entities, as appropriate to allow timely decisions regarding required disclosure, and (B) Seller’s chief executive officer and/or chief financial officer have disclosed, based on their most recent evaluation of Seller’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board (1) any significant deficiencies and material weaknesses in the design or operation of Seller’s internal control over financial reporting that are reasonably expected to adversely affect Seller’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting. Each of the principal executive officer and the principal financial officer of Seller (or each former principal executive officer and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the applicable Seller SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Seller nor any of the Seller Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of the Seller Subsidiaries. Seller is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller. As of the date hereof, Seller does not have any reason to believe that Seller’s principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to Rule 13a-14 promulgated under the Exchange Act when next due.

(iii)

Since December 31, 2015, (A) through the date hereof, neither Seller nor any of the Seller Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of the Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of the Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of the Seller Subsidiaries, whether or not employed by Seller or any of the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

(iv)

During the periods covered by the Seller Financial Statements with respect to periods ended prior to the date of this Agreement, the independent registered public accounting firm engaged to express its opinion with respect to the financial statements included in the Seller SEC Documents is, and has been throughout the periods covered thereby “independent” within the meaning of Rule 2-01 of Regulation S-X. Dixon Hughes Goodman LLP has not resigned or been dismissed as a result of or in connection with any disagreement with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(v)

Since the date of Seller’s last definitive proxy statement for its annual meeting of its stockholders and except as disclosed in the Seller SEC Documents filed and publicly available prior to the date of this Agreement (the “Seller Filed SEC Documents”) (including the financial statements included therein) or Section 3.01(g) of the Seller Disclosure Schedule, no event has occurred that would be required to be reported by the Seller pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(h)

Absence of Undisclosed Liabilities. Except as set forth in the Seller Filed SEC Documents (including the financial statements included therein) or in Section 3.01(h) of the Seller Disclosure Schedule and except as arising hereunder, Seller and the Seller Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in the Seller Filed SEC Documents or otherwise disclosed in Section 3.01(h) of the Seller Disclosure Schedule, all debts, liabilities, guarantees and obligations of Seller and the Seller Subsidiaries incurred since the Seller Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(i)

Absence of Changes. Except (i) as set forth in the Seller Filed SEC Documents, (ii) as set forth in Section 3.01(i) of the Seller Disclosure Schedule, (iii) provided for or contemplated by this Agreement, or (iv) in the ordinary course of business consistent with past practice, since the Seller Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and, to the knowledge of Seller, no fact or condition exists that Seller believes will cause such a material adverse change in the future.

(j)

Loan Documentation. The documentation (“Loan Documentation”) governing or relating to the material loan and credit-related assets (“Loan Assets”) included in the loan portfolio of the Seller Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Seller Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as have not had and would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in Section 3.01(j) of the Seller Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would have a material adverse effect on Seller. All loans and extensions of credit that have been made by the Seller Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(k)	Loans; Nonperforming and Classified Assets.

(i)

To Seller’s knowledge, except as would not reasonably be expected to have a material adverse effect on Seller, each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, loan commitments and loan guaranties (collectively, “Loans”), on Seller’s or any Seller Subsidiary’s books and records, was made and has been serviced in accordance with Seller’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests that have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has previously made available to Buyer complete and correct copies of its and the Seller Subsidiaries’ lending policies. The deposit and loan agreements of Seller and each Seller Subsidiary were in compliance in all material respects with all applicable laws, rules and regulations at the time of the account opening, origination, or purchase, as applicable, and to the knowledge of Seller and Seller Sub, are in such compliance as of the date hereof, provided, however, that, with respect to changes in any applicable laws, rules and regulations that became effective after account opening, origination, or purchase, as applicable, such representation as to compliance as of the date hereof is applicable solely to the extent that such changes in laws, rules and regulations retroactively apply to such agreements. The allowance for loan losses reflected in the Seller SEC Documents and financial statements filed therewith, has been and will be established in compliance with the requirements of all law and regulatory requirements applicable to Seller and Seller Sub and GAAP. The allowance for loan losses reflected in such documents and financial statements, in the opinion of management, was or will be adequate as of their respective dates.

(ii)

Section 3.01(k) of the Seller Disclosure Schedule discloses as of March 31, 2019 with respect to Seller and the Seller Subsidiaries: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of Seller, in default of any other provision thereof; (B) each Loan that has been classified as “troubled debt restructuring,” “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Seller, a Seller Subsidiary, or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater stockholder of Seller, or to the knowledge of Seller, any person controlling, controlled by or under common control with any of the foregoing. All Loans that are classified as “Insider Transactions” under Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) have been made by Seller or any of the Seller Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(iii)	No borrower or obligor under any Loan by Seller Sub has requested, and Seller Sub has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

(l)

Reports and Records. Since January 1, 2014, Seller and the Seller Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the Maryland Commissioner, the FDIC and the Federal Home Loan Bank of Atlanta (the “FHLB”), except for such reports and records the failure to file or maintain would not have a material adverse effect on Seller. All such documents and reports were complete and accurate in all material respects and complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to be complete and accurate or to comply with such laws, rules and regulations or contain such information has not and would not reasonably be expected to have a material adverse effect on Seller. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Seller or any of the Seller Subsidiaries.

(m)

Taxes. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have timely filed (including all applicable extensions) all returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes required to be paid, held, or collected (including any interest, penalties or additions to tax with respect thereto, individually, a “Tax” and, collectively, “Taxes”) required to be filed with the appropriate tax authority through the date of this Agreement, or requests for extensions to file such Tax Returns have been timely filed, granted, and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Such Tax Returns, as amended, are true, correct and complete in all material respects, except to the extent that the failure of such Tax Returns to be true, correct, and complete, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Seller Financial Statements or have arisen in the ordinary course of business since the Seller Balance Sheet Date, except where any such failure to pay or establish adequate reserves, in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Seller, is threatening to assert, against Seller or any Seller Subsidiary any deficiency for Taxes or claim for additional Taxes that have not been settled, closed, or reached a final determination, or that have not been adequately reserved for in the Seller Financial Statements, except for deficiencies or additional Taxes that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. There are no unexpired waivers by Seller or any Seller Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Seller Financial Statements are adequate in all material respects for the periods covered. Seller and the Seller Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Seller. There are no liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Seller Filed SEC Documents or Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which Seller is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(n)

Property and Title. Section 3.01(n) of the Seller Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned, leased, or operated by Seller or the Seller Subsidiaries and used in the business of Seller and the Seller Subsidiaries (collectively, the “Seller Real Properties”). The Seller Real Properties constitute all of the material real property and interests in real property used in the businesses of Seller and the Seller Subsidiaries. Copies of all leases of Seller Real Properties to which Seller or any Seller Subsidiary is a party have been provided or made available to Buyer. The leasehold interests subject to such leases have not been assigned or subleased. All Seller Real Properties that are owned by Seller or any Seller Subsidiary are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except: (i) those set forth in the Seller Financial Statements or Section 3.01(n) of the Seller Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held; (iii) liens securing payments or taxes not yet due and payable or that are being contested in good faith; and (iv)

other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have a valid and enforceable leasehold interest in or own, and are in rightful possession of, and have good title to, all of the other material assets used by Seller or any Seller Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Seller or any Seller Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in the Seller Financial Statements or Section 3.01(n) of the Seller Disclosure Schedule, (ii) liens securing payments or taxes not yet due and payable or that are being contested in good faith, and (iii) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not materially impair the use thereof for the purposes for which they are held or that have not and would not reasonably be expected to have a material adverse effect on Seller. The assets of Seller and the Seller Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Seller and the Seller Subsidiaries as such businesses are presently being conducted. To Seller’s knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Seller or the Seller Subsidiaries of any of the Seller Real Properties, provided any such intended future use is substantially similar to its current use.

(o)

Legal Proceedings. Except as set forth in the Seller Filed SEC Documents or Section 3.01(o) of the Seller Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Seller and Seller Sub, threatened, in any court, before any Governmental Authority or in any arbitration proceeding against Seller or any Seller Subsidiary that, if adversely determined against Seller or any Seller Subsidiary, could have a material adverse effect on Seller or Seller Sub.

(p)

Regulatory Matters. Except as disclosed (to the extent permitted by applicable law) in Section 3.01(p) of the Seller Disclosure Schedule, none of Seller, the Seller Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve, the Maryland Commissioner, the FDIC, the FHLB, the SEC and The Nasdaq Stock Market LLC (the “Nasdaq”)) or the supervision or regulation of Seller or the Seller Subsidiaries (collectively, the “Regulatory Authorities”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting), nor, to the knowledge of Seller, is there any basis for any Regulatory Authorities to issue or request, any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller. Seller Sub is “well-capitalized” (as that term is defined in 12 C.F.R. 325.103(b)(1)).

(q)

No Conflict. Except as disclosed in Section 3.01(q) of the Seller Disclosure Schedule and subject to the required approval of the Merger by the Required Seller Vote and approval of this Agreement and the issuance of the Buyer Shares under this Agreement by the Required Buyer Vote, the receipt of the required approvals, waivers, or consents of Regulatory Authorities and Governmental Authorities or any third parties, or the provision of any required notice thereto, the expiration of applicable regulatory waiting periods and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with any of the terms or provisions hereof by Seller and Seller Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, or require any consent, waiver, approval, or similar action pursuant to, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Seller or Seller Sub or any of their respective properties; (B) the articles of incorporation or bylaws of Seller or Seller Sub; (C) any material agreement, indenture or instrument to which Seller or Seller Sub is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Seller or Seller Sub, other than, in the case of clauses (A), (C) and (D), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a material adverse effect on Seller; (ii) result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Seller or any of the Seller Subsidiaries, except where such termination, acceleration, or creation, individually or in the aggregate, would not have a material adverse effect on Seller; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Seller or any of the Seller Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(r)

Brokers, Finders and Others. Except for the fees paid or payable to Keefe, Bruyette & Woods, Inc., Seller’s financial advisor (“Seller’s Financial Advisor”), there are no fees or commissions of any sort whatsoever payable by Seller or Seller Sub to, or, to the knowledge of Seller, claimed by, any broker, finder, intermediary, or any other similar person in connection with this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(s)

Employment Agreements. Except as disclosed in Section 3.01(s) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any employment, change in control, severance or consulting agreement not terminable at will by Seller or such Seller Subsidiary. Neither Seller nor any Seller Subsidiary is a party to, bound by or negotiating any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Seller and each Seller Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, other than any noncompliance that, individually or in the aggregate, would not have a material adverse effect on Seller, and neither Seller nor any Seller Subsidiary has engaged in any unfair labor practice that would have a material adverse effect on Seller.

(t)	Employee Benefit Plans.

(i)

Section 3.01(t)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all material bonus, incentive, deferred compensation, pension (including, without limitation, Seller Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option (including, without limitation, the Seller Stock Plans), severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Seller or any Seller Subsidiary and with respect to which one of the following applies (1) in which any employee or former employee (the “Seller Employees”), consultant or former consultant (the “Seller Consultants”), officer or former officer (the “Seller Officers”), or director or former director (the “Seller Directors”) of Seller or any Seller Subsidiary participates or (2) to which any such Seller Employees, Seller Consultants, Seller Officers or Seller Directors are parties or (B) any Seller ERISA Affiliate (as defined below) (collectively, the “Seller Compensation and Benefit Plans”). Notwithstanding the foregoing, the term “Seller Compensation and Benefit Plans” shall not include plans, funds, programs, policies, practices or procedures that are maintained or funded either (A) by Seller Employees, Seller Consultants, Seller Officers or Seller Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or persons who are not Seller Employees or (B) by persons or entities who are not Seller ERISA Affiliates (as defined below). Neither Seller nor any Seller Subsidiary has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)

Except in a manner that would not reasonably be expected to have a material adverse effect on Seller, each Seller Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act of 1967 (the “Age Discrimination in Employment Act”), or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS upon which Seller is entitled to rely, and Seller is not aware of any circumstances that would reasonably be expected to result in revocation of any such favorable determination letter or opinion letter. Each Seller Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Seller Compensation and Benefit Plan. There is no material pending or, to the knowledge of Seller, threatened, legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)

No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any Seller Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate Plan”) that is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Seller ERISA Affiliate”). During the past six years, none of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the Department of Labor (“DOL”), the IRS or any other Governmental Authority with respect to any Seller Compensation and Benefit Plan and, to Seller’s knowledge, no such investigation or action is threatened or anticipated. Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder that reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Seller.

(iv)

All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any Seller Subsidiary is a party have been timely made or have been reflected on the Seller Financial Statements. Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each Seller Pension Plan and each Seller ERISA Affiliate Plan have been made on or before their due dates. None of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate (A) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (B) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Seller.

(v)	Except as disclosed in Section 3.01(t)(v) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health benefits or life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Seller Pension Plan.

(vi)	Seller and the Seller Subsidiaries do not maintain any foreign Seller Compensation and Benefit Plans.

(vii)

With respect to each material Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer true and complete copies of the existing: (A) Seller Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)

Except as disclosed in Section 3.01(t)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Seller Employee, Seller Consultant or Seller Director to any payment from Seller or any Seller Affiliate (including severance pay or similar compensation, other than severance pay or compensation as otherwise provided under Section 6.02(a)) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.

(ix)

Except as disclosed in Section 3.01(t)(ix) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, including all payments to be made to James W. Cornelsen in connection with the Merger.

(u)

Compliance with Laws. Except as set forth on Section 3.01(u) of the Seller Disclosure Schedule, or except with respect to Environmental Laws (as defined in Section 3.01(y)), Taxes, and Seller Compensation and Benefit Plans, which are the subject of Sections 3.01(y), 3.01(m), and

3.01(t), respectively, each of Seller and the Seller Subsidiaries:

(i)

has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Military Lending Act, the Servicemembers Civil Relief Act, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Seller;

(ii)

has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Seller’s knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Seller;

(iii)

has received no written notification or communication from any Governmental Authority since January 1, 2017, (A) asserting that Seller or any Seller Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Seller, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Seller, that has not been resolved to the satisfaction of the Governmental Authority that sent such notification or communication. There is no event that has occurred that, to the knowledge of Seller, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would reasonably be expected to have a material adverse effect on

Seller; and

(iv)

with respect to Seller only, has been and is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Seller.

(v)	Insurance.

(i)

Section 3.01(v) of the Seller Disclosure Schedule lists all of the material insurance policies, binders or bonds maintained by Seller or any Seller Subsidiary and a description of all material claims filed by Seller or any Seller Subsidiary against the insurers of Seller and the Seller Subsidiaries since December 31, 2016. Seller and the Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Seller and the Seller Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file has not had and would not reasonably be expected to have a material adverse effect on Seller.

(ii)

The savings accounts and deposits of Seller Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Seller Sub has appropriately accrued and paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures that have not had and would not reasonably be expected to have a material adverse effect on Seller Sub or the availability of such insurance.

(w)

Governmental and Third-Party Consents, Approvals, Etc. Except as set forth in Section 3.01(w) of the Seller Disclosure Schedule no consent, waiver, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Seller or the Seller Subsidiaries in connection with the execution, delivery or performance by Seller or Seller Sub of this Agreement or the consummation by Seller or Seller Sub of the transactions contemplated hereby, except for (i) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (ii) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation pursuant to the WVBCA and the

MGCL, respectively, (iii) the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by Buyer’s shareholders and the adoption of this Agreement by the stockholders of Seller, (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (v) any filings required under the rules and regulations of the Nasdaq, (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Seller, and (viii) receipt of the approvals set forth in Section 7.07. As of the date hereof, Seller does not have knowledge of any facts or circumstances, including any possible other transaction pending or under consideration by Seller or any Seller Subsidiary, that would (1) reasonably be expected to prevent or delay in any material respect, any filings or registrations with any Governmental Authority or Regulatory Authority, or the receipt of any consents, waivers, or approvals referred to in Section 3.01(w)(i) or set forth in Section 7.07, or (2) cause a Governmental Authority or Regulatory Authority acting pursuant to applicable law, rule, regulation, or interpretation thereof to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose any prohibition, limitation, or other requirement that would (A) prohibit or materially limit the ownership or operation by Buyer or any Buyer Subsidiary of all or any material portion of the business or assets of Seller or any Seller Subsidiary, (B) compel Buyer, Buyer Sub, Seller, or Seller Sub to dispose of all or any material portion of any party’s business or assets, (C) impose a material compliance burden, penalty, or obligation on Buyer, Buyer Sub, Seller, or Seller Sub, or (D) otherwise materially impair the value of Seller and Seller Sub to Buyer and Buyer Sub (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(x)

Contracts. Except for Seller Contracts (as hereinafter defined) filed in unredacted form as exhibits to the Seller SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.01(x) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Seller Contracts in existence as of the date of this Agreement (other than those that have been performed completely) that (i) involve the payment by or to Seller or any of the Seller Subsidiaries of more than $150,000 in connection with the purchase of property or goods or the performance of services and (ii) are not in the ordinary course of their respective businesses (such contracts, the “Seller Contracts”). True, complete and correct copies of all Seller Contracts have been made available to Buyer. Neither Seller nor any Seller Subsidiary nor, to the knowledge of Seller, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller.

(y)

Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the Seller Disclosure Schedule: (i) Seller and the Seller Subsidiaries, to the knowledge of Seller and Seller Sub, are and since January 1, 2015 have been in compliance in all material respects with applicable Environmental Laws (as that term is defined in this Section 3.01(y)) and, to the knowledge of Seller, neither Seller nor any Seller Subsidiary has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of Seller, have been threatened, in connection with any of Seller’s or any Seller Subsidiary’s activities and any Seller Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws in connection with any real properties on which any Seller Subsidiary has foreclosed and taken ownership (hereinafter referred to as the “Seller Subsidiary Other Real Estate Owned”); (iii) no claims are pending or, to the knowledge of Seller, threatened, by any third party against Seller, any Seller Subsidiary or with respect to the Seller Real Properties or improvements thereon or, to the knowledge of Seller, the Seller Subsidiary Other Real Estate Owned or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) that have not been resolved to the satisfaction of the involved parties and that have had or are reasonably expected to have a material adverse effect on Seller or any Seller Subsidiary; (iv) to the knowledge of Seller, no Hazardous Substances have been integrated into the Seller Real Properties or improvements thereon or any component thereof, or the Seller Subsidiary Other Real Estate Owned or improvements thereon or any component thereof, in such manner or quantity as, under current conditions, may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; and (v) neither Seller nor Seller Sub has knowledge that (A) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Other Real Estate Owned or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Seller or any Seller Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Other Real Estate Owned or improvements thereon, have in the past or presently contain petroleum or chemical underground storage tanks, asbestos-containing materials, or materials or equipment containing polychlorinated biphenyls (“PCBs”) that would reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have delivered to Buyer true and complete copies and results of any material reports, studies, analyses, tests, or monitoring possessed by or in the control of Seller and the Seller Subsidiaries pertaining to Hazardous Substances in, at, on, under, about, or affecting (or potentially affecting) any Seller Real Properties, or concerning compliance by Seller and the Seller Subsidiaries with Environmental Laws.

For purposes of this Agreement, (i) “Environmental Laws” means all laws that relate to the protection of the environment, natural resources, or public health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of Hazardous Substances, including the regulations promulgated thereunder, in each case as of the date of this Agreement, and (ii) “Hazardous Substances” means (A) any hazardous substance as defined by any Environmental Law, (B) any petroleum or other petroleum product and (C) any other materials or substances listed or identified as hazardous in, or regulated as hazardous by, any Environmental Law.

(z)

Takeover Laws; No Poison Pill. Seller has taken all action required to be taken by it in order to exempt Buyer, the Merger, the Bank Merger, this Agreement, and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws or regulations of any state (collectively, “Takeover Laws”) applicable to it, and any comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub. Neither Seller nor Seller Sub is party to any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement.

(aa)

Seller Information. True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Buyer. Except for the minutes and actions that have not yet been prepared, approved, executed and/or placed in Seller’s corporate minute books, including those related to the process leading to this Agreement and the transactions contemplated hereby, the corporate minute books, the books of account, stock record books and other financial and corporate records of Seller and the Seller Subsidiaries, all of which have been made available to Buyer, are as of their dates complete and correct in all material respects.

(bb)

Ownership of Buyer Shares. As of the date hereof, except as otherwise disclosed in Section 3.01(bb) of the Seller Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Buyer Shares.

(cc)

Fairness Opinion. Prior to the execution of this Agreement, the Seller Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Seller’s Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, limitations, terms, conditions, and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Seller’s stockholders.

(dd)

CRA Compliance. Neither Seller nor any Seller Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Seller Sub’s most recent examination rating under the CRA was “satisfactory” or better. Neither Seller nor Seller Sub has knowledge of any fact or circumstance or set of facts or circumstances that would be reasonably expected to cause Seller or any Seller Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or any Seller Subsidiary to decrease below the “satisfactory” level.

(ee)	Intellectual Property Rights; Data Processing.

(i)        To the knowledge of the Seller, Seller and the Seller Subsidiaries own or possess all legal rights to, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.01(ee) of the Seller Disclosure Schedule sets forth all proprietary rights that are material to the conduct of the business of Seller or the Seller Subsidiaries. Neither Seller nor any Seller Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names that it claims to own. Neither Seller nor any Seller Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(ii)        The computer, information technology and data processing systems, facilities and services, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), used by Seller and each of the Seller Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Seller and the Seller Subsidiaries as currently conducted, and such Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Seller and each of the Seller Subsidiaries as currently conducted. To Seller’s knowledge, no third party has gained unauthorized access to any such Systems owned or controlled by Seller or any of the Seller Subsidiaries, and Seller and each of the Seller Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Seller and each of the Seller Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of Seller and each of the Seller Subsidiaries in all material respects.

(ff)

Privacy of Customer Information. Neither Seller nor Seller Sub has any reason to believe that any facts or circumstances exist that would cause the collection and use of personally identifiable information (which includes any information relating to an identified or identifiable natural person) relating to customers, former customers, and prospective customers

(“PII”) by Seller or Seller Sub, the transfer of such PII to Buyer, and the use of such PII by Buyer as contemplated by this Agreement not to comply with all applicable published privacy policies of Seller or Seller Sub, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract relating to privacy. Seller has taken commercially reasonable measures to ensure that all PII in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Seller’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such PII by Seller, any Seller Subsidiaries or any other person.

(gg)

Bank Secrecy Act; Patriot Act; FCPA; Anti-Money Laundering. Except as set forth in Section 3.01(gg) of the Seller Disclosure Schedule, to the knowledge of Seller and Seller Sub there does not exist any facts or circumstances that would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended, and its implementing regulations (31 C.F.R. Chapter X) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), any regulations promulgated by the Consumer Financial Protection Bureau (“CFPB”) or any other applicable anti-money laundering law or regulation. Furthermore, the Board of Directors of Seller Sub has adopted and Seller Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the Patriot Act, and it has not received written notice from any Regulatory Authorities that such program has been deemed ineffective.

(hh)

OFAC. Neither Seller nor Seller Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Seller and Seller Sub have implemented a compliance program that adequately covers in all material respects all elements of OFAC compliance.

(ii)

Sanctions. Neither Seller nor any Seller Subsidiary not, to the knowledge of Seller and Seller Sub, any director, officer, agent, employee, affiliate (as such term is defined under the Exchange Act), or other person or entity on behalf of Seller or any Seller Subsidiary is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine claimed by Russia (each, a “Sanctioned Country”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any person or entity (a) made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies, or services (including financial services) that may assist the government of any Sanctioned Country or facilitate money laundering or other activities proscribed by United States law, rule, or regulation, (c) is currently the subject of any Sanctions, or (d) located, organized, or resident in any Sanctioned County.

(jj)

Investment Management and Related Activities. None of Seller, any of the Seller Subsidiaries or Seller’s or the Seller Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(kk)

Vote Required. The only vote of the holders of any class or series of capital stock or other securities of Seller necessary to approve the Merger or consummate the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding Seller Shares entitled to vote thereon (the “Required Seller Vote”).

(ll)

Reorganization. The Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(mm)	No Other Representations or Warranties.

(i)

Except for the representations and warranties contained in this Article Three, neither Seller nor Seller Sub has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Seller Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Seller or Seller Sub furnished or made available to Buyer (including any information, documents or material made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller Sub or any representation or warranty arising from statute or otherwise in law.

(ii)

Seller and Seller Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Buyer, Buyer Sub, Buyer’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Four and the Buyer Disclosure Schedule.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

4.01.    Representations and Warranties of Buyer and Buyer Sub

Except as set forth on the Buyer Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Buyer and Buyer Sub hereby jointly and severally warrant and represent to Seller and Seller Sub that:

(a)	Corporate Status.

(i) Buyer is a West Virginia corporation and a bank holding company registered under the BHC Act. Buyer Sub is a West Virginia banking corporation whose deposits are insured by the FDIC to the fullest extent permitted by applicable law. Buyer Sub is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Each of Buyer and Buyer Sub is duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Buyer has made available to Seller true and complete copies of its and Buyer Sub’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

(ii) Section 4.01(a)(ii) of the Buyer Disclosure Schedule includes a list of all Buyer Subsidiaries, together with the jurisdiction of organization of each Buyer Subsidiary. Each of the Buyer Subsidiaries has been duly organized and is validly existing under the laws of the jurisdiction of its organization, and is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, other than where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(b)

Corporate Authority. All corporate actions of Buyer and Buyer Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Buyer and Buyer Sub, have been duly and validly taken except for the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by the Required Buyer Vote (as defined in Section 4.01(hh)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the MGCL and the WVBCA. The Board of Directors of Buyer has duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger be submitted to a vote at a meeting of Buyer’s shareholders to be held as promptly as practicable and (iv) recommending that Buyer’s shareholders approve this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger. The Board of Directors of Buyer Sub has adopted resolutions (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub and Buyer Sub’s sole shareholder that Buyer Sub enter into this

Agreement.

(c)	Capitalization of Buyer.

(i)

As of the date of this Agreement, the authorized capital stock of Buyer consisted of 100,000,000 Buyer Shares, of which 54,697,199 Buyer Shares were issued and outstanding and 52 Buyer Shares were held in treasury by Buyer, and 1,000,000 preferred shares, no par value per share, of which no shares were outstanding. The outstanding Buyer Shares have been duly authorized and are validly issued, fully paid and non-assessable under the WVBCA, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, except for the Buyer Shares issuable pursuant to this Agreement and as disclosed in Section 4.01(c) of the Buyer Disclosure Schedule, Buyer has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Buyer Shares. There are no bonds, debentures, notes or other indebtedness of Buyer, and no securities or other instruments or obligations of Buyer the value of which is in any way based upon or derived from any capital or voting stock of Buyer, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts, agreements, commitments or arrangements of any kind to which Buyer is a party or by which Buyer is bound (collectively, “Buyer Contracts”) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Buyer. As of the date of this Agreement, there are no outstanding material contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Buyer.

(ii)

The Buyer Shares to be issued in exchange for Seller Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable under the WVBCA, will not be subject to any preemptive or other statutory right of Buyer stockholders and will be issued in compliance with applicable United States federal and state securities laws.

(d)	Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Buyer and Buyer Sub, and assuming the due authorization, execution and delivery by Seller and Seller Sub, constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Buyer and Buyer Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Buyer Vote, the expiration of applicable regulatory waiting periods, and required filings under Federal and state securities laws, to perform its obligations under this Agreement.

(e)

No Conflict. Except as disclosed in Section 4.01(e) of the Buyer Disclosure Schedule and subject to the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods, the approval this Agreement and the issuance of the Buyer Shares under this Agreement in connection with the Merger by the Required Buyer Vote, the approval of the Merger by the Required Seller Vote and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with any of the terms of provisions hereof by Buyer and Buyer Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, or require any consent, waiver, approval, or similar action pursuant to, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Buyer or Buyer Sub or any of their properties; (B) the articles of incorporation or bylaws of Buyer or Buyer Sub; (C) any material agreement, indenture or instrument to which Buyer or Buyer Sub is a party or by which it or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Buyer or Buyer Sub; (ii) result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Buyer or Buyer Subsidiaries, except where such termination, acceleration, or creation, individually or in the aggregate, would not have a material adverse effect on Buyer; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Buyer or any of the Buyer Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(f)	SEC Filings.

(i)

Buyer and the Buyer Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Buyer or any of the Buyer Subsidiaries subsequent to December 31, 2015 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Buyer SEC Documents”), except for any reports, registration statements, proxy statements or information statements that the failure to file would not have a material adverse effect on Buyer. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

The records, systems, controls, data and information of Buyer and the Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or the Buyer Subsidiaries or their accountants, attorneys or transfer agents (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Buyer. Buyer (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that information relating to Buyer, including its consolidated Subsidiaries, that it is required to disclose in the reports that it files or submits under the Exchange Act is made known to the Buyer’s management, including its chief executive officer and the chief financial officer, by others within those entities, as appropriate to allow timely decisions regarding required disclosure, and (B) Buyer’s chief executive officer and/or chief financial officer have disclosed, based on their most recent evaluation of Buyer’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting that are reasonably expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Each of the principal executive officer and the principal financial officer of Buyer (or each former principal executive officer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Seller SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Buyer nor any of the Buyer Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of the Buyer Subsidiaries. Buyer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer. As of the date hereof, Buyer does not have any reason to believe that Buyer’s principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 promulgated under the Exchange Act when next due.

(iii)

Since December 31, 2015, (A) through the date hereof, neither Buyer nor any of the Buyer Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

(iv)

During the periods covered by the Buyer Financial Statements with respect to periods ended prior to the date of this Agreement, the independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements (as hereinafter defined) included in the Buyer Filed SEC Documents (as defined in Section 4.01(l)) is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. Ernst & Young LLP has not resigned or been dismissed as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g)

Financial Statements of Buyer. Buyer has furnished or made available to Seller consolidated financial statements of Buyer consisting of the consolidated balance sheets as of December 31 for each of the years 2017 and 2018 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2018 (the “Buyer Balance Sheet Date”), including accompanying notes and the report thereon of Ernst & Young LLP dated March 1, 2019, as included in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited consolidated balance sheets as of March 31, 2019 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three months then ended, as reported in Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (collectively, all of such consolidated financial statements are referred to as the “Buyer Financial Statements”). The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, GAAP, or rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)

Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws or regulations of any state applicable to it.

(i)

Brokers, Finders and Others. Except for the fees paid or payable to D. A. Davidson & Co., Buyer’s financial advisor (“Buyer’s Financial Advisor”), there are no fees or commissions of any sort whatsoever payable by Buyer or Buyer Sub to, or, to the knowledge of Buyer, claimed by, any broker, finder, intermediary or any other similar person in connection with this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(j)

Fairness Opinion. The Board of Directors of Buyer has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) of Buyer’s Financial Advisor to the effect that as of the date of such opinion and based upon and subject to the factors, assumptions, limitations, terms, conditions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Buyer.

(k)

Governmental and Third-Party Consents, Approvals, Etc. No consent, waiver, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Buyer or the Buyer Subsidiaries in connection with the execution, delivery or performance by Buyer or Buyer Sub of this Agreement or the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, except for (i) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (ii) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation pursuant to the WVBCA and the MGCL, respectively, (iii) the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by Buyer’s shareholders and the approval of this Agreement by the stockholders of Seller, (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (v) any filings required under the rules and regulations of the Nasdaq, (vi) any notice or filings under the HSR Act, (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Buyer, and (viii) receipt of the approvals set forth in Section 7.07. As of the date hereof, Buyer does not have knowledge of any facts or circumstances, including any possible other transaction pending or under consideration by Buyer or any Buyer Subsidiary, that would (1) reasonably be expected to prevent or delay in any material respect, any filings or registrations with any Governmental Authority or Regulatory Authority, or the receipt of any consents, waivers, or approvals referred to in Section 4.01(k)(i) or set forth in Section 7.07, or (2) cause a Governmental Authority or Regulatory Authority acting pursuant to applicable law, rule, regulation, or interpretation thereof to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose any prohibition, limitation, or other requirement that would constitute a Burdensome Condition.

(l)

Absence of Undisclosed Liabilities. Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (including the financial statements included therein) or in Section 4.01(l) of the Buyer Disclosure Schedule and except as arising hereunder, Buyer and its Subsidiaries (individually “Buyer Subsidiary” or collectively “Buyer Subsidiaries”) have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in the Buyer Filed SEC Documents or otherwise disclosed in Section 4.01(l) of the Buyer Disclosure Schedule, all debts, liabilities, guarantees and obligations of Buyer and the Buyer Subsidiaries incurred since the Buyer Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(m)

Absence of Changes. Except (i) as set forth in the Buyer Filed SEC Documents, (ii) as set forth in Section 4.01(m) of the Buyer Disclosure Schedule, (iii) provided for or contemplated by this Agreement, or (iv) in the ordinary course of business consistent with past practice, since the Buyer Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, and, to the knowledge of Buyer, no fact or condition exists that Buyer believes will cause such a material adverse change in the future.

(n)

Loan Documentation. The Loan Documentation and Loan Assets included in the loan portfolio of the Buyer Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Buyer Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as have not had and would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in Section 4.01(n) of the Buyer Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Buyer, would have a material adverse effect on Buyer. All loans and extensions of credit that have been made by the Buyer Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(o)	Loans; Nonperforming and Classified Assets.

(i)

To Buyer’s knowledge, except as would not reasonably be expected to have a material adverse effect on Buyer, each Loan on Buyer’s or any Buyer Subsidiary’s books and records, was made and has been serviced in accordance with Buyer’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests that have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Buyer has previously made available to Seller complete and correct copies of its and the Buyer Subsidiaries’ lending policies. The deposit and loan agreements of Buyer and each Buyer Subsidiary were in compliance in all material respects with all applicable laws, rules and regulations at the time of the account opening, origination, or purchase, as applicable, and to the knowledge of Buyer and Buyer Subsidiaries, are in such compliance as of the date hereof. The allowance for loan losses reflected in the Buyer SEC Documents and financial statements filed therewith, has been and will be established in compliance with the requirements of all law and regulatory requirements applicable to Buyer and Buyer Sub and GAAP. The allowance for loan losses reflected in such documents and financial statements, in the opinion of management, was or will be adequate as of their respective dates.

(ii)

Section 4.01(o) of the Buyer Disclosure Schedule discloses as of March 31, 2019 with respect to Buyer and the Buyer Subsidiaries: (A) any Loan in the amount of $2,000,000 or more (“Buyer Loans”) under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of Buyer, in default of any other provision thereof; (B) each Loan on Buyer or any Buyer Subsidiary’s books and records in the amount of $2,000,000 or more that that has been classified as “troubled debt restructuring,” “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Buyer, a Buyer Subsidiary, or a Governmental Authority (“Buyer Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Buyer Loan with any director, executive officer or 5% or greater shareholder of Buyer, or to the knowledge of Buyer, any person controlling, controlled by or under common control with any of the foregoing. All Insider Transactions have been made by Buyer or any of the Buyer Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(p)

Reports and Records. Since January 1, 2014, Buyer and the Buyer Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the FDIC and the West Virginia Division of Financial Institutions (“WVDFI”), except for such reports and records the failure to file or maintain would not have a material adverse effect on Buyer. All such documents and reports were complete and accurate in all material respects and complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to be complete and accurate or to comply with such laws, rules and regulations or contain such information has not and would not reasonably be expected to have a material adverse effect on Buyer. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Buyer or any of the Buyer Subsidiaries.

(q)

Taxes. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority through the date of this Agreement, or requests for extensions to file such Tax Returns have been timely filed, granted, and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on Buyer. Such Tax Returns are true, correct and complete in all material respects, except to the extent that the failure of such Tax Returns to be true, correct, and complete, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Buyer and the Buyer Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Buyer Financial Statements or have arisen in the ordinary course of business since the Buyer Balance Sheet Date, except where any such failure to pay or establish adequate reserves, in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Buyer, is threatening to assert, against Buyer or any Buyer Subsidiary any deficiency for Taxes or claim for additional Taxes that have not been settled, closed, or reached a final determination, or that have not been adequately reserved for in the Seller Financial Statements, except for deficiencies or additional Taxes that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. There are no unexpired waivers by Buyer or any Buyer Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Buyer Financial Statements are adequate in all material respects for the periods covered. Buyer and the Buyer Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Buyer. There are no liens for Taxes upon the assets of Buyer or any Buyer Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Buyer SEC Documents or in Section 4.01(q) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which Buyer is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r)

Legal Proceedings. Except as set forth in the Buyer Filed SEC Documents or Section 4.01(r) of the Buyer Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Buyer and the Buyer Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding against Buyer or any Buyer Subsidiary that, if adversely determined against Buyer or any Buyer Subsidiary, could have a material adverse effect on Buyer or Buyer Sub.

(s)

Regulatory Matters. Except as set forth in Section 4.01(s) of the Buyer Disclosure Schedule (to the extent permitted by applicable law), none of Buyer, the Buyer Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) nor, to the knowledge of Buyer, is there any basis for any Regulatory Authorities to issue or request, any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer. Buyer and Buyer Sub are, and at the time of the Merger will be, “well capitalized” as such term is defined in Regulation Y.

(t)	Employee Benefit Plans.

(i)

Section 4.01(t)(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all material bonus, incentive, deferred compensation, pension (including, without limitation, Buyer Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of ERISA, fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Buyer or any Buyer Subsidiary and in which any employee or former employee (the “Buyer Employees”), consultant or former consultant (the “Buyer Consultants”), officer or former officer (the “Buyer Officers”), or director or former director (the “Buyer Directors”) of Buyer or any Buyer

Subsidiary participates or to which any such Buyer Employees, Buyer Consultants, Buyer Officers or Buyer Directors are parties or (B) any Buyer ERISA Affiliate (as defined below) (collectively, the “Buyer Compensation and Benefit Plans”). Neither Buyer nor any Buyer Subsidiary has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)

Except in a manner that would not reasonably be expected to have a material adverse effect on Buyer, each Buyer Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and Buyer is not aware of any circumstances that would reasonably be expected to result in revocation of any such favorable determination letter. Each Buyer Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Buyer Compensation and Benefit Plan. There is no material pending or, to the knowledge of Buyer, threatened, legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Buyer nor any Buyer Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any Buyer Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)

No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any Buyer Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate Plan”) that is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Buyer ERISA Affiliate”). None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Buyer Compensation and Benefit Plan and to Buyer’s knowledge, no investigation or action is threatened or anticipated. Except as disclosed in Section 4.01(t)(iii) of the Buyer Disclosure Schedule, under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder that reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Buyer.

(iv)

All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any Buyer Subsidiary is a party have been timely made or have been reflected on the Buyer Financial Statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each Buyer Pension Plan and each Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate (A) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (B) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Buyer.

(v)

Except as disclosed in Section 4.01(t)(v) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has any obligations to provide retiree health benefits or life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(vi)	Buyer and the Buyer Subsidiaries do not maintain any foreign Buyer Compensation and Benefit Plans.

(vii)

With respect to each material Buyer Compensation and Benefit Plan, if applicable, Buyer has provided or made available to Seller true and complete copies of the existing: (A) Buyer Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)	Except as disclosed in Section 4.01(t)(viii) of the Buyer Disclosure

Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment from Buyer or any Buyer Affiliate (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(u)

Compliance with Laws. Except with respect to Environmental Laws, Taxes, and Buyer Compensation and Benefit Plans, which are the subject of Sections 4.01(w), 4.01(q) and 4.01(t), respectively, each of Buyer and the Buyer Subsidiaries:

(i)

has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Military Lending Act, the Servicemembers Civil Relief Act, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Buyer;

(ii)

has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Buyer; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Buyer’s knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Buyer;

(iii)	has received no written notification or communication from any Governmental Authority since January 1, 2017, (A) asserting that

Buyer or any Buyer Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Buyer, that has not been resolved to the satisfaction of the Governmental Authority that sent such notification or communication. There is no event that has occurred that, to the knowledge of Buyer, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would reasonably be expected to have a material adverse effect on Buyer; and

(iv)

with respect to Buyer only, has been and is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Buyer.

(v)

Contracts. Except for Buyer Contracts filed in unredacted form as exhibits to the Buyer Filed SEC Documents, there are no Buyer Contracts that are required to be filed as an exhibit to any Buyer Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. True, complete and correct copies of all Buyer Contracts have been made available to Seller. Neither Buyer nor any Buyer Subsidiary nor, to the knowledge of Buyer, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer.

(w)

Environmental Matters. Except as otherwise disclosed in Section 4.01(w) of the Buyer Disclosure Schedule: (i) Buyer and the Buyer Subsidiaries, to the knowledge of Buyer and Buyer Sub, are and since January 1, 2015 have been in compliance in all material respects with applicable Environmental Laws and, to the knowledge of Buyer, neither Buyer nor any Buyer Subsidiary has engaged in any activity in violation of any applicable Environmental Law, except for failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of Buyer, have been threatened in connection with any of Buyer’s or any Buyer Subsidiary’s activities and any Buyer Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws in connection with any real properties on which any Buyer Subsidiary has foreclosed and taken ownership (hereinafter referred to as the “Buyer Subsidiary Other Real Estate Owned”); (iii) no claims are pending or, to the knowledge of Buyer, threatened, by any third party against Buyer, any Buyer Subsidiary or with respect to the Buyer Real Properties or improvements thereon or, to the knowledge of Buyer, the Buyer Subsidiary Other Real Estate Owned or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (that have not been resolved to the satisfaction of the involved parties and that have had or are reasonably expected to have a material adverse effect on Buyer or any Buyer Subsidiary; (iv) to the knowledge of Buyer, no Hazardous Substances have been integrated into the Buyer Real Properties or improvements thereon or any component thereof, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon or any component thereof, in such manner or quantity as, under current conditions, may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; and (v) neither Buyer nor Buyer Sub has knowledge that (A) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Buyer or any Buyer Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon, have in the past or presently contain petroleum or chemical underground storage tanks, asbestos-containing materials or PCB-containing materials or equipment that would reasonably be expected to have a material adverse effect on Buyer.

(x)

Buyer Information. True and complete copies of all documents listed in the Buyer Disclosure Schedule have been made available or provided to Seller. Except for the minutes and actions that have not yet been prepared, approved, executed and/or placed in Buyer’s corporate minute books, including those related to the process leading to this Agreement and the transactions contemplated hereby, the books of account, stock record books and other financial and corporate records of Buyer and the Buyer Subsidiaries, all of which have been made available to Seller, are as of their dates complete and correct in all material respects.

(y)

CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer Sub received a CRA rating of “satisfactory” or better from the FDIC in its most recent examination. Neither Buyer nor Buyer Sub has knowledge of any fact or circumstance or set of facts or circumstances that would be reasonably expected to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

(z)

Ownership of Seller Shares. As of the date hereof, except as otherwise disclosed in Section 4.01(z) of the Buyer Disclosure Schedule, neither Buyer nor, to the knowledge of Buyer, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any Seller Shares, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Shares.

(aa)

Bank Secrecy Act; Patriot Act; FCPA; Anti-Money Laundering. To the knowledge of Buyer and Buyer Sub there does not exist any facts or circumstances that would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, the FCPA, any order issued with respect to anti-money laundering by OFAC, any regulations promulgated by the CFPB or any other applicable anti-money laundering law or regulation. Furthermore, the Board of Directors of Buyer Sub has adopted and Buyer Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the Patriot Act, and it has not received written notice from any Regulatory Authorities that such program has been deemed ineffective.

(bb)	Sanctions. Neither Buyer nor any Buyer Subsidiary not, to the knowledge of Buyer and Buyer Sub, any director, officer, agent, employee, affiliate (as such term is defined under the Exchange Act), or other person or entity on behalf of Buyer or any Buyer Subsidiary is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) a Sanctioned Country, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any person or entity (a) made subject of any Sanctions, (b) engaged in any transfers of goods, technologies, or services (including financial services) that may assist the government of any Sanctioned Country or facilitate money laundering or other activities proscribed by United States law, rule, or regulation, (c) is currently the subject of any Sanctions, or (d) located, organized, or resident in any Sanctioned County.

(cc)

Investment Management and Related Activities. Except as set forth on Schedule 4.01(cc) of the Buyer Disclosure Schedule, none of Buyer, any of the Buyer Subsidiaries or Buyer’s or the Buyer Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(dd)

Adequate Shares; No Financing Required. As of the date hereof, Buyer has sufficient authorized but unissued Buyer Shares to issue the aggregate number of Buyer Shares to be issued in the Merger. Buyer has the aggregate or readily available financing to fund any cash consideration to be paid in the Merger.

(ee)

Property and Title. Buyer and Buyer Subsidiaries own, and are in rightful possession of, and have good title to, all of the material real property and other material assets used by Buyer or any Buyer Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Buyer or any Buyer Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in the Buyer Financial Statements or Section 4.01(ee) of the Buyer Disclosure Schedule, (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held; (iii) liens securing payments or taxes not yet due and payable or that are being contested in good faith, and (iv) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not materially impair the use thereof for the purposes for which they are held or that have not and would not reasonably be expected to have a material adverse effect on Buyer. The assets of Buyer and the Buyer Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Buyer and the Buyer Subsidiaries as such businesses are presently being conducted. To Buyer’s knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Buyer or the Buyer Subsidiaries of any of the material real properties owned or leased by Buyer or any Buyer Subsidiary and used in the business of Buyer and any Buyer Subsidiary.

(ff)	Insurance.

(i)

Buyer and the Buyer Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Buyer and the Buyer Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file has not had and would not reasonably be expected to have a material adverse effect on Buyer.

(ii)

The savings accounts and deposits of Buyer Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Buyer Sub has appropriately accrued and paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures that have not had and would not reasonably be expected to have a material adverse effect on Buyer Sub or the availability of such insurance.

(gg)

OFAC. Neither Buyer nor Buyer Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Buyer and Buyer Sub have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance.

(hh)

Reorganization. Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)

Vote Required. The only vote of the holders of any class or series of capital stock or other securities of the Buyer necessary to approve this Agreement and the issuance of Buyer Shares in accordance with this Agreement in connection with the Merger or consummate the other transactions contemplated hereby is the affirmative vote of at least a majority of the votes cast at the Buyer Meeting, if a quorum exists (the “Required Buyer Vote”).

(jj)	Intellectual Property Rights; Data Processing.

(i)

To the knowledge of the Buyer, Buyer and the Buyer Subsidiaries own or possess all legal rights to, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 4.01(jj) of the Buyer Disclosure Schedule sets forth all proprietary rights that are material to the conduct of the business of Buyer or the Buyer Subsidiaries. Neither Buyer nor any Buyer Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names that it claims to own. Neither Buyer nor any Buyer Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(i)

All Systems used by Buyer and each of the Buyer Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Buyer and the Buyer Subsidiaries as currently conducted, and the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Buyer and each of the Buyer Subsidiaries as currently conducted. To Buyer’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Buyer or any of the Buyer Subsidiaries, and Buyer and each of the Buyer Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that such Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Buyer and each of the Buyer Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of Buyer and each of the Buyer Subsidiaries in all material respects.

(kk)     Privacy of Customer Information. Neither Buyer nor Buyer Sub has any reason to believe that any facts or circumstances exist that would cause the collection and use of PII by Buyer or Buyer Sub not to comply with all applicable published privacy policies of Buyer or Buyer Sub, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy laws, and any contract relating to privacy. Buyer has taken commercially reasonable measures to ensure that all PII in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Buyer’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such PII by Buyer, any Buyer Subsidiaries or any other person.

(ll)	No Other Representations or Warranties.

(i)

Except for the representations and warranties contained in this Article Four, neither Buyer nor Buyer Sub has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Buyer Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Buyer Sub furnished or made available to Seller (including any information, documents or material made available to Seller in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer or Buyer Sub or any representation or warranty arising from statute or otherwise in law.

(ii)

Buyer and Buyer Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Seller, Seller Sub, Seller’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Three and the Seller Disclosure

Schedule.

ARTICLE FIVE

FURTHER COVENANTS OF SELLER

5.01.    Operation of Business

Seller and Seller Sub covenant to Buyer that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement, as may be required by applicable law, rule, regulation, or interpretation thereof, as set forth in Section 5.01 of the Seller Disclosure Schedule, as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case Seller and/or Seller Sub shall immediately provide Buyer with a copy of such written document), or to the extent that Buyer shall otherwise consent in writing (which consent, in the case of Section 5.01(b), (f) and (g) shall not be unreasonably withheld, conditioned or delayed):

(a)

Conduct of Business. Seller shall conduct its business, Seller Sub shall conduct its business, and Seller or Seller Sub, as applicable, shall cause each other Seller Subsidiary to conduct its business only in the ordinary and usual course consistent with past practice. Seller shall not, and shall cause the Seller Subsidiaries not to, take any action that would be inconsistent with any representation or warranty of Seller set forth in this Agreement or that would cause a breach of any such representation or warranty if made at or immediately following such action, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation following the Effective Time.

(b)	Changes in Business and Capital Structure. Seller will not, and will cause the Seller Subsidiaries not to:

(i)

sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Seller or the Seller Subsidiaries, tangible or intangible, that are material, individually or in the aggregate, to Seller except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval, (B) securitization activities in the ordinary course of business, (C) the sale of loans, loan participations and real estate owned in the ordinary course of business, (D) pledging assets in connection with advances or borrowings from the FHLB in the ordinary course of business and consistent with past practice in amount and frequency, and (E) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $250,000;

(ii)	make any capital expenditure or capital additions or betterments that exceed $250,000 in the aggregate;

(iii)

become bound by, enter into, or renew any material contract, commitment or transaction that, if so entered into, would be reasonably expected to (A) have a material adverse effect on Seller, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv)

declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) quarterly cash dividends on Seller Shares in respect of each fiscal quarter ending on or after June 30, 2019 in an amount not to exceed $0.12 per Seller Share, (B) dividends from any Seller Subsidiary to Seller and (C) in connection with and as required by the terms of any trust preferred securities issued by a Seller Subsidiary;

(v)

purchase, redeem, retire or otherwise acquire any of its capital shares other than pursuant to rights of repurchase granted to Seller or in settlement of any withholding obligation in connection with any Seller Stock Plan or other than repurchases of Seller Shares pursuant to the terms and conditions of Seller’s current Rule 10b5-1 Share Repurchase Plan approved by the Seller Board on November 28, 2018;

(vi)

issue or grant any option or right to acquire any of its capital shares or effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(vii)	amend or propose to amend its articles of incorporation, bylaws or other governing documents except as otherwise expressly contemplated by this Agreement;

(viii)	merge or consolidate with any other person or otherwise reorganize, except for the Merger and the Bank Merger;

(ix)

acquire all or any portion of the assets, business, deposits or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval;

(x)

other than in the ordinary course of business consistent with past practice, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Seller Director, Seller Officer or Seller Employee, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Seller may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Seller Disclosure Schedule or regular annual renewals of insurance contracts;

(xi)

announce or pay any general wage or salary increase or bonus, other than normal wage or salary increases not to exceed on average 3% for Seller Employees and year-end bonuses substantially consistent with past practices (but in any event such year-end bonuses will not exceed $750,000 annualized in the aggregate), or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Seller Officer, Seller Director or Seller Employee, except, in each case, (A) as set forth in Section 5.01(b)(xi) of the Seller Disclosure Schedule, or (B) for changes that are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Seller Disclosure Schedule; provided, however, that the agreements set forth in Section 5.01(b)(xi) of the Seller Disclosure Schedule, which renew automatically absent any action on the part of a party thereto, shall not be considered a prohibited renewal pursuant to this Section 5.01(b)(xi);

(xii)

incur any long-term indebtedness for money borrowed, guarantee any such long-term indebtedness or issue or sell any long-term debt securities, other than (A) in replacement of existing or maturing debt, (B) indebtedness of any Seller subsidiary to Seller or another Seller Subsidiary of Seller, or (C) in the ordinary course of business consistent with past practice;

(xiii)

implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by any law, rule, regulation, or interpretation thereof, GAAP or any Governmental Authority or Regulatory Authority;

(xiv)

materially change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

(xv)	sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Authority;

(xvi)

change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law, rule, regulation or interpretation thereof or any Governmental Authority or Regulatory Authority;

(xvii)	purchase mortgage loan servicing rights or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

(xviii)

commence or settle any material claim, action or proceeding, except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Seller and the Seller Subsidiaries;

(xix)

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or reorganization;

(xx)

make or change any material Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xxi)

(A) knowingly take any action or fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the

Code; or (B) knowingly take any action that is intended or is reasonably expected to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (3) a material violation of any provision of this Agreement; or

(xxii)	agree to do any of the foregoing.

(c)

Maintenance of Property. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not have a material adverse effect on Seller.

(d)

Performance of Obligations. Seller shall, and shall cause the Seller Subsidiaries to, perform all of their respective obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Seller.

(e)

Maintenance of Business Organization. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Seller Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f)

Insurance. Seller shall, and shall cause the Seller Subsidiaries to, maintain insurance coverage with reputable insurers that, in respect of the amounts, premiums, types and risks insured, were maintained by them at the Seller Balance Sheet Date, and upon the renewal or termination of such insurance, Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of amounts, premiums, types and risks insured that are, in the aggregate, not materially less favorable than those maintained by Seller and the Seller Subsidiaries at the Seller Balance Sheet Date.

(g)

Access to Information. Upon reasonable notice in advance, Seller shall, and shall cause the Seller Subsidiaries to, afford to Buyer and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Seller shall, and shall cause the Seller Subsidiaries to, make available to Buyer on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request (including the financial and tax work papers of Dixon Hughes Goodman LLP); provided, however, that Buyer and its officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives shall conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as to not unreasonably interfere with Seller’s business operations and customer and employee relationships. Seller and the Seller Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of Seller or the Seller Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

5.02.    Notification

Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that (a) causes or constitutes a breach in any material respect of any of Seller’s or Seller Sub’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change (“Updated Seller Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Seller Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Buyer. During the same period, Seller shall promptly notify Buyer of (i) the occurrence of any breach in any material respect of any of Seller’s or Seller Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Seller, to result in a material adverse effect with respect to Seller.

5.03.    No Solicitation

(a)       Seller shall not and shall cause Seller Sub and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants,

affiliates and other agents of Seller and Seller Sub (collectively, the “Seller Representatives”) not to, directly or indirectly: (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; or (v) take any action to render the provisions of any Takeover Laws inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Agreement by Seller. Seller and Seller Sub shall, and shall cause each of the Seller Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person conducted heretofore with respect to any of the foregoing.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or Seller Sub; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Seller or the Seller Subsidiaries representing, in the aggregate, 20% or more of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Seller or the Seller Sub; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Seller or the Seller Sub; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)       Notwithstanding the provisions of Section 5.03(a), prior to the approval of the Merger by the Seller’s stockholders by the Required Seller Vote, Seller may respond to an inquiry and take any of the actions described in clause (ii) of Section 5.03(a) if, but only if, (i) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.03; (ii) the Seller Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that failure to take such actions would be reasonably likely to result in Seller’s Directors not acting in accordance with their fiduciary obligations under applicable Maryland law; (iii) Seller provides Buyer with at least two business days’ notice prior to furnishing any nonpublic information to, or entering into discussions with, such entity; and (iv) prior to furnishing or affording access to any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal, Seller receives from such person a confidentiality agreement with terms no less favorable to Seller than those contained in the confidentiality agreement between Seller and Buyer. Seller shall promptly provide to Buyer any non-public information regarding Seller or the Seller Subsidiaries provided to any other person or entity that was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other person or entity.

(c)       Seller shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seller or the Seller Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person or entity initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, such notice shall include copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Seller shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)       Neither the Seller Board nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the Seller Board Recommendation (as defined in Section 7.06(f)), or make any statement, filing or release, in connection with the Seller Meeting (as defined in Section 7.06(e)) or otherwise, inconsistent with the Seller Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Seller or the Seller Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

(e)       Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(f)       Notwithstanding the provisions of Section 5.03(d), prior to the date of the Seller Meeting (as defined in Section 7.06(e)), the Seller Board may approve or recommend to the stockholders of Seller a Superior Proposal (as defined below) and withdraw, qualify or modify the Seller Board Recommendation in connection therewith (a “Seller Subsequent Determination”) after the third business day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.03) constitutes a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept) if, but only if, (i) the Seller Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that failure to take such actions would be reasonably likely to result in Seller’s Directors not acting in accordance with their fiduciary obligations under applicable Maryland law, (ii) during the three business-day period after receipt of the Notice of Superior Proposal by Buyer, Seller and the Seller Board shall have cooperated and negotiated in good faith with Buyer and give due consideration to such adjustments, modifications or amendments to the terms and conditions of this Agreement as may be proposed by Buyer in making a determination whether Seller will proceed with the Seller Board Recommendation without a Seller Subsequent Determination; provided, however, that neither Buyer nor Seller shall have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such three business-day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller Board has again in good faith made the determination (A) in clause (i) of this Section 5.03(f) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller Board shall not change the approval of the Seller Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger and the Bank Merger.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited, bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and Seller’s Financial Advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding Seller Shares or all, or substantially all, of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the Seller Shares that is more favorable, from a financial point of view, than the consideration to be paid to Seller’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Seller’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

5.04.    Delivery of Information

Seller shall furnish to Buyer promptly after such documents are available: (a) all reports, proxy statements or other communications by Seller to its stockholders generally; and (b) all press releases relating to any transactions.

5.05.    Takeover Laws

Seller shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Voting Agreements, the Merger and the Bank Merger from the requirements of any Takeover Law applicable to it and comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub, and (b) assist in any challenge by Buyer to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

5.06.    No Control

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Seller Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.07.    Exchange Listing

Seller shall take all necessary actions, and Buyer shall provide reasonable cooperation in connection with same, in order to effect the delisting of the Seller Shares from the Nasdaq Capital Market and the termination of Seller’s registration under the Exchange Act effective contemporaneously with the Effective Time.

5.08.    Section 16

Prior to the Effective Time, Seller Board (or an appropriate committee thereof) shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of Seller (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who is subject to Section 16 of the Exchange Act.

5.09.    Seller Classified Loans

(a)    Seller shall promptly (i) after the end of each quarter after the date hereof,

(ii) at other times after reasonably requested by Buyer and (iii) upon Closing, provide Buyer with a complete and accurate list, including the amount, of all Loans of Seller and its Subsidiaries subject to each type of classification of the Classified Loans.

(b)       Prior to the Effective Time, Seller shall use its commercially reasonable efforts to enter into contracts for the sale of the Classified Loans identified in Section 5.09 of the Seller Disclosure Schedule, which Classified Loans have been selected by Buyer and Seller for disposition, on terms reasonably satisfactory to Buyer and Seller; provided, however, that nothing herein shall require any such sale prior to the Effective Time if Seller reasonably determines any such sale to be contrary to the best interests of Seller or safe and sound banking practice; provided, further, that nothing in this Section 5.09 shall give Buyer a controlling influence over the management or policies of Seller or any of the Seller Subsidiaries prior to the Effective Time. Buyer shall indemnify the Seller and the Seller Subsidiaries for any losses, fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement.

5.10.    401(k) Plan Matters; Other Benefit Plan Matters

(a)       401(k) Plan Matters. Buyer in its sole discretion may elect to (i) have Seller terminate the Seller Sub’s 401(k) Plan (the “Seller 401(k) Plan”) immediately prior to the Effective Time and contingent upon the occurrence of the Closing by resolutions adopted by the boards of directors of Seller and/or Seller Sub, on terms acceptable to Buyer, or (ii) merge the Seller 401(k) Plan with and into the Buyer’s Employee Stock Ownership and 401(k) plan (the “Buyer 401(k) Plan”) after the Effective Time. In no event shall the Seller 401(k) Plan be merged with and into the Buyer 401(k) Plan, unless Buyer determines in its reasonable judgment that (A) the Seller 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Seller 401(k) Plan and as to its operation, and (B) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Seller 401(k) Plan.

If Buyer determines in its sole discretion not to merge the Seller 401(k) Plan into the Buyer 401(k) Plan and that the Seller 401(k) Plan should be terminated immediately prior to the Effective Time, Seller agrees to take all action necessary to have the Seller 401(k) Plan terminated immediately prior to the Effective Time; provided, that Buyer has delivered to Seller written notice of Buyer’s determination to terminate the Seller 401(k) Plan at least 30 days prior to the Closing Date; and provided, further, that Buyer agrees that prior to such termination, Seller is permitted to amend the Seller 401(k) Plan, to the extent permitted under applicable law, rules, regulations, guidance, and interpretations thereof, to allow the rollover in kind of any outstanding plan loans held in participant accounts. If Buyer determines that the Seller 401(k) Plan should be so terminated, the accounts of all participants and beneficiaries in the Seller 401(k) Plan as of such termination shall become fully vested upon termination of the Seller 401(k) Plan. As soon as practicable following the Effective Time, the account balances in the Seller 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with plan terms. Buyer agrees to permit Continuing

Employees to rollover their account balances in the Seller 401(k) Plan to the Buyer 401(k) Plan, including the in-kind rollover of plan loans, which Buyer agrees in such event to administer according to their terms. Prior to taking any such action, Seller and Seller Sub shall provide Buyer with a copy of such resolutions or consent in connection with such Seller 401(k) Plan termination, and shall consider any comments provided by Buyer in good faith. Buyer shall indemnify Seller and the Seller Subsidiaries for any losses, fees, expenses and charges incurred by Seller in connection with the termination of the Seller 401(k) Plan if the Merger is not consummated in accordance with the terms of this Agreement.

(b)       Other Benefit Plans. Immediately prior to the Effective Time and subject to the occurrence of the Effective Time, Seller and Seller Sub shall, at the request of Buyer, freeze or terminate each other Seller Compensation and Benefit Plan as requested by Buyer subject to and in accordance with applicable law.

ARTICLE SIX

FURTHER COVENANTS OF BUYER

6.01.    Access to Information

Buyer shall furnish to Seller promptly after such documents are available: (i) all reports, proxy statements or other communications by Buyer to its shareholders generally; and (ii) all press releases relating to any transactions.

6.02.    Opportunity of Employment; Employee Benefits; Retention Pool and Retention Restricted Stock Grants

(a)

Subject to the provisions of Section 6.02, employees of Seller and any Seller Subsidiary (i) who are not offered the opportunity to continue as employees of Buyer or an appropriate Buyer Subsidiary following the Effective Time, (ii) whose position is eliminated or who is not offered comparable employment with Buyer or a Buyer Subsidiary, or (iii) who are terminated without Cause within six months after the Effective Time, shall be entitled to receive (A) the severance compensation set forth in Section 6.02(a) of the Buyer Disclosure Schedule, (B) accrued benefits, including paid time off, through the date of separation, (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage, and (D) outplacement consultation services of a type and nature to be agreed upon by Seller and Buyer prior to the Effective Time and with a cost of up to $2,500 for each such employee of Seller or a Seller Subsidiary. Nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law. From and after the Effective Time, the employees of Seller and any Seller Subsidiary who remain employees of Buyer or any Buyer Subsidiary after the Effective Time (including employees who are parties to employment or change in control agreements) (“Continuing Employees”) shall be provided with employee benefits that are substantially similar to employee benefits provided to other comparable employees under the Buyer Compensation and Benefit Plans (excluding for this purpose any equity-based incentive plans). Each Continuing Employee shall be credited with years of service with Seller or Seller Sub for purposes of eligibility, vesting, entitlements to benefits and levels of benefits (but not for benefit accrual purposes under any defined benefit plan or agreement) in the employee benefit plans of Buyer, and shall retain the vacation accrual earned under Seller’s vacation policy as of the Effective Time so that such Continuing Employee shall receive under Buyer’s vacation policy a vacation benefit no less than what such Continuing Employee had earned under Seller’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Buyer’s vacation policy, subject to carryover limitations applicable to such future accruals. In addition, Continuing Employees who become eligible to participate in a Buyer Compensation and Benefit Plan following the Effective Time (i) shall receive full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the applicable Seller Compensation and Benefit Plan during the portion of the applicable plan year prior to such participation, and (ii) shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Seller Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. For purposes of clarification, and not by way of limitation, all Continuing Employees shall commence participation in Buyer 401(k) Plan as of the Effective Time, but such Continuing Employees shall not be eligible to participate in Buyer’s Defined Benefit Pension Plan, participation in which has been frozen since July 31, 2007. The foregoing covenants shall survive the Merger, and Buyer shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the service credits applicable to Continuing Employees referenced herein.

For purposes of this Section 6.02, “Cause” means: (a) an act of dishonesty, willful disloyalty or fraud that the Buyer determines is detrimental to the best interests of Buyer or Buyer Sub; (b) the continuing inattention to, neglect of, or inability to perform, the duties to be performed by such employee; or (c) the deliberate and intentional engaging by such employee in gross misconduct that is materially and demonstrably injurious to Buyer or Buyer Sub.

(b)

Concurrently with the execution of this Agreement, Seller, Seller Sub, Buyer and Buyer Sub shall enter into a new employment agreement with James W. Cornelsen and amendments to the respective employment agreements with each of William J. Bush, Mark A. Semanie, John M. Miller, Elise M. Hubbard and Jack Welborn and such other agreements as may be required to address certain compensation matters in connection with the Merger, all to be effective at and conditioned upon the occurrence of the Effective Time.

(c)

As of the Effective Time and except as specifically provided elsewhere in this Agreement, Buyer shall succeed Seller as sponsor and administrator of the Seller Compensation and Benefit Plans and shall take such action as necessary to effectuate such changes. Subject to Sections 6.02(a) and except as specifically provided elsewhere in this Agreement, Buyer may terminate, merge or amend any Seller Compensation and Benefit Plan or may cease contributions to any Seller Compensation and Benefit Plan to the extent permitted by applicable law; provided, however, that Buyer will provide any benefits to which Seller Employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Effective Time by virtue of any provisions of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including, without limitation, such requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, from and after the Effective Time through the remaining legally-required period of coverage.

(d)

(i)       Buyer shall provide a retention pool in the aggregate amount set forth in Section 6.02(d)(i) of the Buyer Disclosure Schedule (the “Retention Pool”) for the purposes of retaining the services of employees of the Seller and the Seller Subsidiaries (“Retention Employees”) who are key employees. The Chief Executive Officer of the Seller shall determine, subject to approval by the President and Chief Executive Officer of the Buyer, the Retention Employees eligible to receive retention awards from the Retention Pool (each, a “Retention Bonus”) and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (unless such recipient’s employment is terminated (A) by Buyer or Buyer Sub for Cause or (B) by such recipient without Good Reason, as the case may be, at such time) at, the end of the month following the conversion of the data processing and information technology systems of Seller (the “Data Conversion”).

For purposes of this Section 6.02(d), “Good Reason” means either of the following events or conduct preceding a termination of employment initiated by an employee: (a) a change in the location of the principal office of the employee that results in the employee’s commuting distance being at least 50 miles greater than the employee’s commuting distance on the date of this Agreement; or (b) a reduction in the employee’s base salary of greater than 10%.

(ii)       Buyer or Buyer Sub shall enter into agreements with the Seller Employees identified in Section 6.02(d)(ii) of the Buyer Disclosure Schedule pursuant to which agreements Buyer will agree to grant restricted Buyer Shares which will cliff-vest on the second anniversary of the grant date if such Seller Employee remains employed by Buyer or Buyer Sub at that time (the “Retention Restricted Stock Agreements”), subject to the terms of the individual Retention Restricted Stock Agreements. Grants under the Retention Restricted Stock Agreements shall be made and become effective only upon the applicable Seller Employees becoming employees of the Buyer or Buyer Sub at or after the Effective Time. No grants under the Retention Restricted Stock Agreements will be made or become effective before the Effective Time and Buyer will have no obligation to make such grants if this Agreement is terminated pursuant to Section 11.01.

(e)

Any employee of Seller or a Seller Subsidiary who has or is party to any employment agreement, severance agreement, change in control agreement, or any other agreement that provides for any payment that would be triggered by the Merger or the Bank Merger shall not receive the severance compensation as provided for in Section 6.02(a)(A) but will receive the payment provided for in such agreement upon the occurrence of a triggering event under such agreement. Any employee of Seller or a Seller Subsidiary who waives and relinquishes his or her right to any payments under any such agreement will be eligible for severance compensation as provided in Section 6.02(a)(A).

6.03.    Exchange Listing

Buyer shall file a “Listing of Additional Shares Notification Form” with the Nasdaq for the Buyer Shares to be issued to the former holders of Seller Shares in the Merger at the time prescribed by applicable rules and regulations of the Nasdaq, and shall use commercially reasonable efforts to have the review of such form completed prior to the Effective Time. In addition, Buyer will use its reasonable best efforts to maintain its listing on the Nasdaq Global Select Market.

6.04.    Notification

Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that (i) causes or constitutes a breach in any material respect of any of Buyer’s or Buyer Sub’s representations and warranties or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer Disclosure Schedule, Buyer shall promptly deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change (“Updated Buyer Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Buyer Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Seller. During the same period, Buyer shall promptly notify Seller of (i) the occurrence of any breach in any material respect of any of Buyer’s or Buyer Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Buyer, to result in a material adverse effect with respect to Buyer.

6.05.    Takeover Laws

Buyer shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Law and from any provisions under its articles of incorporation and bylaws, as applicable, by action of the Board of Directors of Buyer or otherwise, and (b) assist in any challenge by Seller to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

6.06.    Officers’ and Directors’ Indemnification and Insurance

(a)

From and after the Effective Time, each of Buyer and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Seller and the Seller Subsidiaries (in each case, when acting in such capacity) (each an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time (collectively, “Costs”) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising out of matters existing or occurring before or after the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Seller or any Seller Subsidiaries or is or was serving at the request of Seller or a Seller Subsidiary as a director, officer, employee, trustee, or other agent of any other organization or in any capacity with respect to any Seller Compensation and Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions contemplated hereby, and Buyer and the Surviving Corporation shall also advance expenses (including, for the avoidance of doubt, reasonable attorneys’ fees) as incurred by such Indemnified Party in connection therewith (provided that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), to the same extent to which such Indemnified Party would be entitled to be indemnified as of the date of this Agreement by Seller and/or a Seller Subsidiary pursuant to applicable law as effect on the date of this Agreement, the Seller’s articles of incorporation and bylaws or the governing or organizational documents of any applicable Seller Subsidiary.

(b)

Upon, and for a period of six years after, the Effective Time the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller and the Seller Subsidiaries (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from actions, omissions, facts, events, matters, or circumstances that occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend an amount that exceeds 150% of the current premium attributable to the current policies of directors’ and officers’ liability insurance maintained by Seller and the Seller Subsidiaries (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of, Buyer, may obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s and Seller Subsidiaries’ existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.

(c)

If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the equity securities of the Surviving Corporation or all or substantially all of its assets, to any person or entity, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the Surviving Corporation assumes the obligations set forth in this Section 6.06 and in such event all references to the Surviving Corporation in this Section shall be deemed a reference to such successor and assign.

(d)

Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.06(a) unless and only to the extent that Buyer is actually and materially prejudiced as a result of such failure.

(e)

The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.07.	Appointment of Seller Directors to Board of Directors; Advisory Board

(a)        Buyer and Buyer Sub shall appoint two of the current directors of Seller (the “Seller Appointees”), or, if applicable, a Replacement Nominee, to the Board of Directors of Buyer and Buyer Sub, which appointment shall be effective as of the Effective Time. The Seller Appointees (or, if applicable, Replacement Nominee(s)) shall serve until the next annual meeting of the shareholders of Buyer, and Buyer shall include the Seller Appointees (or, if applicable, Replacement Nominee(s)) on the list of nominees for which Buyer’s Board of Directors shall solicit proxies at such meeting and subsequent meetings, and Buyer shall elect the Seller Appointees (or, if applicable, Replacement Nominee(s)) to the Board of Directors of Buyer Sub for at least two subsequent years, until the Seller Appointees (or, if applicable, Replacement Nominee(s)) have served at least a full three-year term on the Board of Directors of each of Buyer and Buyer Sub, unless such person earlier resigns or is removed for cause in accordance with Buyer’s or Buyer Sub’s articles of incorporation and bylaws, as applicable. The Seller Appointees shall be James W. Cornelsen and Gregory S. Proctor, Jr., provided, however, that if, prior to the Effective Time, either of the Seller Appointees shall become ineligible to serve on the Board of Directors of Buyer and Buyer Sub or declines to serve on the Board of Directors of Buyer and Buyer Sub, a replacement(s) mutually acceptable to both Buyer and Seller shall replace such Seller Appointee (each a “Replacement Nominee”).

(b)        Buyer shall cause Buyer Sub to (i) create an advisory board for the Maryland market currently served by Seller Sub effective as of the Effective Time, (ii) appoint each then current director of Seller to such advisory board (except for any such director that has notified Seller that he or she does not wish to be appointed to the advisory board), (iii) maintain such advisory board as so composed for at least 12 months after the Effective Time, and (iv) provide advisory board members who are not employees of Buyer or Buyer Sub after the Closing Date with compensation equal, on an annual basis, to that received generally by members of the Board of Directors of Seller and Seller Sub in the fiscal year ended December 31, 2018 for service on the Board of Directors of Seller and Seller Sub.

6.08.    Operation of Business

Buyer and Buyer Sub covenant to Seller that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement, as may be required by applicable law, rule, regulation, or interpretation thereof, as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case Buyer and/or Buyer Sub shall immediately provide Seller with a copy of such written document), or to the extent that Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        Buyer shall conduct its business, Buyer Sub shall conduct its business, and Buyer and Buyer Sub, as applicable, shall cause each of the other Buyer Subsidiaries to conduct its business only in the ordinary and usual course consistent with past practice;

(b)        Buyer shall not, and shall cause each of the Buyer Subsidiaries not to, take any action that would have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation; and

(c)        Buyer shall, and shall cause the Buyer Subsidiaries to, use reasonable best efforts to cause the Merger and the Bank Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code.

6.09.    Buyer Forbearances

From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause the Buyer Subsidiaries not to, knowingly take any action that would, or would be reasonably expected to, (i) prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably expected to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law, rule, regulation, or interpretation thereof, or as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case Buyer and/or Buyer Sub shall immediately provide Seller with a copy of such written document).

6.10     Seller Shares

Buyer or Buyer Sub shall vote or cause to be voted all Seller Shares owned by them directly or indirectly or for which they have voting authority as of the record date for the

Seller Meeting in favor of the Merger.

6.11.    Section 16

Prior to the Effective Time, the Board of Directors of Buyer (or an appropriate committee thereof) shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisition of equity securities of Buyer (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who becomes an officer or director of Buyer as of or following the Effective Time and who is subject to Section 16 of the Exchange Act.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01.    Confidentiality

Except for the use of information in connection with the Registration Statement described in Section 7.06 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information, including any electronic or paper copies, reproductions, extracts or summaries thereof (collectively, the “Information”), received by each of Buyer, the Buyer Subsidiaries, Seller, the Seller Subsidiaries, and by the directors, officers, employees, advisors and representatives of Buyer and Seller and their respective Subsidiaries (the “Representatives”), pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided, however, that subsequent to the filing of the Registration Statement with the SEC, this Section 7.01 shall not apply to information included in the Registration Statement or to be included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Seller and the shareholders of Buyer under Section 7.06. Buyer and Seller shall hold all information obtained prior to the date hereof in connection with entering into this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated March 15, 2019, between Buyer and Seller (“Confidentiality Agreement”), which is incorporated herein by reference. The parties agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

7.02.    Necessary Further Action

Each of Seller, Seller Sub, Buyer Sub and Buyer shall use its reasonable best efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated by this Agreement.

7.03.    Cooperative Action

Subject to the terms and conditions of this Agreement, each of Seller, Seller Sub, Buyer Sub and Buyer shall use its reasonable best efforts to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments that may be reasonably required, in the opinion of counsel for Seller and Seller Sub and counsel for Buyer and Buyer Sub, to obtain all necessary approvals from all Governmental Authorities and Regulatory Authorities as required by Section 8.03(b) hereof, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable. In addition, each party shall take such action as may be reasonably required by the other party, if such required action may necessarily and lawfully be taken to reverse the impact of any past action, if such past action would, in the reasonable opinion of each party, adversely impact the ability of the Merger to be characterized as a reorganization under Section 368 of the Code.

7.04.    Satisfaction of Conditions

Each of Buyer, Buyer Sub, Seller and Seller Sub shall use its reasonable best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions contemplated by this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities that are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

7.05.	Press Releases

None of Buyer, Buyer Sub, Seller or Seller Sub shall make any press release or other public announcement concerning this Agreement and the transactions contemplated hereby without the consent of the other parties hereto as to the form and contents of such press release or public announcement, which consent shall not be unreasonably delayed or withheld, except, following notice to the other parties, to the extent that such party’s counsel deems such press release or public announcement to be required by applicable law, rule, or regulation or the rules and regulations of the Nasdaq to be made before such consent can be obtained.

7.06.    Registration Statement; Proxy Statement; Shareholders’ Meetings

(a)

As soon as reasonably practicable following the date hereof, Buyer shall prepare, in consultation with Seller and with Seller’s cooperation, mutually acceptable proxy material that shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Seller’s stockholders at the Seller Meeting and the matters to be submitted to the Buyer’s shareholders at the Buyer Meeting (such joint proxy statement/prospectus and all amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of the Buyer Shares in the Merger (such registration statement and all amendments or supplements thereto, the “Registration Statement”). Each of Seller and Buyer shall use all commercially reasonable efforts to cause the Registration Statement including the Joint Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also shall use all commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller shall promptly furnish to Buyer all information concerning Seller, the Seller Subsidiaries and the Seller Officers, Seller Directors and stockholders of Seller and the Seller Subsidiaries as Buyer reasonably may request in connection with the foregoing. Each of Buyer and Seller shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer, as the case may be, (i) shall consult with the other with respect to the substance and status of such filings or mailings, (ii) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (iii) shall include in such document or response all comments reasonably proposed by such other party, and (iv) shall not file or mail such document or respond to the SEC prior to receiving the other party’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(b)

Each of Seller and Buyer agrees, as to itself and its respective Seller Subsidiaries or Buyer Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Joint Proxy Statement/Prospectus is mailed to stockholders of Seller and shareholders of Buyer and up to and including the respective dates of the Seller Meeting and Buyer Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)

Each of Seller and Buyer shall, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Joint Proxy Statement/Prospectus.

(d)

Buyer shall advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e)

Seller shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date (if not set forth in the Registration Statement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Meeting”) for the purpose of approving the Merger, regardless of whether the Seller Board determines at any time that this Agreement or the Merger is no longer advisable, recommends that the stockholders of Seller reject the Merger or makes a Seller Subsequent Determination. Seller shall cause the Seller Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement.

(f)

Subject to Section 5.03 hereof, (i) the Seller Board shall recommend that Seller’s stockholders vote to approve the Merger and any other matters required to be approved by Seller’s stockholders for consummation of the Merger and the other transactions contemplated hereby (the “Seller Board Recommendation”), and (ii) the Joint Proxy Statement/Prospectus shall include the Seller Board Recommendation. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 7.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal except under circumstances that would permit Seller to terminate this Agreement under Section 11.01(d)(iii) in connection with a Superior Proposal. Seller shall use reasonable best efforts to obtain the Required Seller Vote (including, if requested by Buyer at Buyer’s sole discretion, by retaining an outside proxy solicitation firm at Buyer’s cost and expense, which cost shall not affect the amount of the Merger Consideration).

(g)

Buyer shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date (if not set forth in the Registration Statement) for, duly call, give notice of, and use reasonable best efforts to convene and hold a meeting of its shareholders (the “Buyer Meeting”) for the purpose of approving this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger. Buyer shall cause the Buyer Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement. Buyer shall, through its Board of Directors, recommend to its shareholders that they approve this Agreement and the issuance of Buyer Shares in accordance with this Agreement in connection with the Merger, and shall include such recommendation in the Joint Proxy Statement/Prospectus. Buyer shall use reasonable best efforts to obtain the Required Buyer Vote (including, at Buyer’s sole discretion, by retaining an outside proxy solicitation firm at Buyer’s cost and expense, which cost shall not affect the amount of the Merger Consideration).

7.07.    Regulatory Applications

Buyer, Buyer Sub, Seller, Seller Sub and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings (but in any event to effect all such filings within 90 days of the date of this Agreement), and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities, including, as applicable, without limitation, those required to be filed with the Federal Reserve, the FDIC, the WVDFI and the Maryland Commissioner, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event that are necessary to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review and correct any substantive material inaccuracies regarding the reviewing party in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party shall, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority or Regulatory Authority.

7.08.    Coordination of Dividends

After the date of this Agreement, Seller shall coordinate with Buyer the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of Seller Shares (who will become holders of Buyer Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from Seller and/or Buyer for any single calendar quarter; provided, however, that the annualized dividend payable on Seller Shares will adjust to Buyer’s dividend only subsequent to the Closing Date.

7.09.    Transition and Data Conversion

(a)

Commencing on the date of this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, reasonably assist each other to facilitate the integration, from and after the Closing, of Seller and the Seller Subsidiaries with the businesses of Buyer and the Buyer Subsidiaries, without taking action that would, in effect, give Buyer a controlling influence over the management or policies of Seller or any of the Seller Subsidiaries, or otherwise violate applicable laws. From the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Seller and the Seller Subsidiaries in the ordinary course of business and applicable law, rule, regulation, or interpretation thereof, Seller shall use all commercially reasonable efforts to cause the employees and officers of Seller and the Seller Subsidiaries to reasonably cooperate with Buyer and Buyer Sub in performing tasks reasonably required in connection with such integration.

(b)

Without limiting the generality of the immediately preceding paragraph, Buyer agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion within a reasonable period after the Effective Time. Seller agrees to cooperate with Buyer in preparing for the Data Conversion within the timeframe set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Seller’s and the Seller Subsidiaries’ information and data systems; provided, however, that Seller shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Seller takes, at the request of Buyer, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Buyer shall indemnify Seller for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Agreement by Seller or Seller Sub or the termination of this Agreement by Buyer pursuant to Section 11.01(c)(iii).

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01.    Conditions to the Obligations of Buyer and Buyer Sub

The obligations of Buyer and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and/or Buyer Sub, as applicable, prior to the Closing Date, of each of the following conditions precedent:

(a)

The representations and warranties of Seller and Seller Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub, by their respective chief executive officers and chief financial officers, to such effect.

(b)

Each of Seller and Seller Sub shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to such effect.

(c)

Buyer shall have requested and received the written opinion of K&L Gates LLP (“K&L”), tax counsel to Buyer, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, K&L will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Buyer reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

(d)

Buyer shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

8.02. Conditions	to the Obligations of Seller and Seller Sub

The obligations of Seller and Seller Sub under this Agreement shall be subject to the satisfaction, or written waiver by Seller and/or Seller Sub, as applicable, prior to the Closing Date, of each of the following conditions precedent:

(a)

The representations and warranties of Buyer and Buyer Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub, without personal liability, by their respective chief executive officers and chief financial officers to such effect.

(b)

Each of Buyer and Buyer Sub shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Buyer and Buyer Sub by their respective chief executive officers and chief financial officers to such effect.

(c)

Seller shall have requested and received the written opinion of Baker Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Seller (“Seller’s Counsel”), dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Seller’s Counsel will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Seller reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

(d)	Seller shall have received evidence reasonably satisfactory to Seller that the conditions set forth in Sections 8.03(d), 8.03(e), and 8.03(f) of this Agreement have been satisfied.

8.03.    Mutual Conditions

The obligations of Seller, Seller Sub, Buyer, and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and Seller prior to the Closing Date, of each of the following conditions precedent:

(a)

The (i) stockholders of Seller shall have approved the Merger by the Required Seller Vote, and (ii) shareholders of Buyer shall have approved this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger by the Required Buyer Vote.

(b)

All approvals, consents, and waivers of or by Governmental Authorities and Regulatory Authorities, or other consents, and approvals, required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals, consents, or waivers or statute, rule or order shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c)

No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger or the Bank Merger illegal.

(d)

The Registration Statement shall have been declared effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC; and all approvals deemed necessary by the applicable party’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated hereby shall have been obtained.

(e)

Buyer shall have received all authorizations and approvals necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby, and no order restraining the ability of Buyer to issue Buyer Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

(f)	The Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Buyer with respect to the Buyer Shares to be issued in the Merger.

ARTICLE NINE

CLOSING

9.01.    Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Buyer’s main office in Wheeling, West Virginia, commencing at 9:00 a.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date); provided that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the “Closing Date.”

9.02.    Closing Transactions Required of Buyer

At the Closing, Buyer shall cause all of the following to be delivered to Seller:

(a)	The certificates of Buyer and Buyer Sub contemplated by Section 8.02(a) and (b) of this Agreement.

(b)

Copies of resolutions adopted by the Board of Directors of Buyer (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger be submitted to a vote at the Buyer Meeting and (iv) recommending that Buyer’s shareholders approve this Agreement and the issuance of Buyer Shares pursuant to this

Agreement in connection with the Merger. Copies of resolutions adopted by the Board of Directors of Buyer Sub (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub and Buyer Sub’s sole shareholder that Buyer Sub enter into this Agreement. The resolutions referred to in this Section 9.02(b) shall be accompanied by a certificate of the secretary or assistant secretary of each of Buyer and Buyer Sub, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c)	The opinion of K&L contemplated by Section 8.01(c) of this Agreement.

(d)

Articles of Merger for each of the Merger and Bank Merger duly executed by Buyer and Buyer Sub, as the case may be, in accordance with the WVBCA and the MGCL and in appropriate form for filing, respectively, with the West Virginia Secretary of State and the Maryland Commissioner.

(e)

A certificate, dated the Closing Date, signed, without personal liability, on behalf of Buyer and Buyer Sub by their respective chief executive officers and chief financial officers, to the effect that the conditions set forth in Sections 8.03(a)(ii), 8.03(c) (with respect to Buyer and Buyer Sub only) of this Agreement have been satisfied.

9.03.    Closing Transactions Required of Seller

At the Closing, Seller shall cause all of the following to be delivered to Buyer:

(a)

Articles of Merger for each of the Merger and the Bank Merger duly executed by Seller and Seller Sub, as the case may be, in accordance with the WVBCA and the MGCL and in appropriate form for filing, respectively, with the West Virginia Secretary of State and Maryland State Department of Assessments and Taxation.

(b)	The certificates of Seller and Seller Sub contemplated by Sections 8.01(a) and (b) of this Agreement.

(c)

Copies of all resolutions adopted by the directors of each of Seller and Seller Sub (i) approving and adopting this Agreement, and approving the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Seller and its stockholders that Seller enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote at the Seller Meeting and (iv) subject to the provisions of Section 5.03 hereof, recommending that Seller’s stockholders approve this Agreement and the transactions contemplated hereby (including the Merger), accompanied by a certificate of the secretary or the assistant secretary of each of Seller and Seller Sub, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d)	The opinion of Seller’s Counsel contemplated by Section 8.02(c) of this Agreement.

(e)

A certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to the effect that the conditions set forth in Sections 8.03(a)(i) and 8.03(c) (with respect to Seller and Seller Sub only) of this Agreement have been satisfied.

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01.    Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Buyer, Buyer Sub, Seller, and Seller Sub set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants that by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Articles One and Two, and Sections 6.02, 6.06, 6.07, 7.01, 7.09, this Section 10.01, Section 11.02 and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or the Surviving Bank Corporation (or any director, officer or controlling person thereof) of any defense in law or equity that otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Seller or Buyer.

ARTICLE ELEVEN

TERMINATION

11.01.    Termination

This Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Buyer or the stockholders of Seller:

(a)	By mutual written agreement of Seller, Seller Sub, Buyer, and Buyer Sub duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)	By either party upon written notification to the non-terminating party:

(i)

at any time after March 1, 2020, if the Closing shall not have occurred on or prior to such date and the failure to have had the Closing by the applicable date was not caused by a breach of this Agreement by the terminating party;

(ii)	if the stockholders of Seller shall not have approved the Merger by reason of the failure to obtain the Required Seller Vote upon a vote held at a Seller Meeting, or any adjournment thereof;

(iii)

if the shareholders of Buyer shall not have approved this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger by reason of the failure to obtain the Required Buyer Vote upon a vote held at a Buyer Meeting, or any adjournment thereof; or

(iv)

if the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or Regulatory Authority.

(c)	By Buyer and Buyer Sub, collectively, by providing written notice to Seller and Seller Sub:

(i)

if any representation and warranty of Seller or Seller Sub shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Seller of written notice of breach or is incapable of being cured during such time period;

(ii)

if Seller or Seller Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Seller or Seller Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Seller of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii)	if: (A) the Seller Board (1) modifies, qualifies, withholds or withdraws the Seller Board Recommendation in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation), or makes any statement, filing or release, in connection with the Seller Meeting or otherwise, inconsistent with the Seller Board Recommendation, (2) approves or recommends an Acquisition Proposal, (3) fails to publicly recommend against a publicly announced Acquisition Proposal within three business days of being requested to do so by Buyer, (4) fails to publicly reconfirm the Seller Board Recommendation within three business days of being requested to do so by Buyer, or (5) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; (B) Seller breaches its obligations to call, give notice of, and commence the Seller Meeting under Section 7.06(e); or (C) there shall have been a material breach by Seller of Section 5.03.

(d)	By Seller and Seller Sub, collectively, by providing written notice to Buyer and Buyer Sub:

(i)

if any representation and warranty of Buyer or Buyer Sub shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Buyer of written notice of breach or is incapable of being cured during such time period;

(ii)

if Buyer or Buyer Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Buyer or Buyer Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Buyer of written notice of such failure to comply or is incapable of being cured during such time period;

(iii)	in connection with entering into a definitive agreement to effect a Superior Proposal after making a Seller Subsequent Determination in accordance with Section 5.03(f);

(iv)

if Buyer (A) through its Board of Directors modifies, qualifies, withholds or withdraws its recommendation that Buyer’s shareholders approve this Agreement and the issuance of the Buyer Shares in a manner adverse to Seller in connection with the transactions contemplated by this Agreement or makes any statement, filing or release, in connection with the Buyer Meeting or otherwise, inconsistent with such a recommendation, or (B) breaches its obligations to call, give notice of, and commence the Buyer Meeting under Section 7.06(g); or

(v)	at any time during the five-day period commencing on the Walkaway Determination Date (the “Seller Walkaway Right”), if:

(1)	the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2)

(a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Walkaway Determination Date (as defined below) by the Index Price on the Starting Date (as defined below) (the “Index Ratio”) and subtracting 0.20 from such quotient;

subject to the following. If Seller and Seller Sub elect to exercise their termination right pursuant to the immediately preceding sentence, Seller shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn by Seller and Seller Sub at any time within the aforementioned five-day period. For purposes of this Section 11.01(d)(v), the following terms shall have the following meanings:

“Average Closing Price” means the average of the last reported sale price per share of the Buyer Shares as reported on the Nasdaq Global Select Market for each of the 10 consecutive trading days ending on the Walkaway Determination Date.

“Walkaway Determination Date” means the later of (i) the first date on which all necessary regulatory approvals, consents, and waivers have been received (disregarding any waiting period) or (ii) the date on which the Seller’s stockholders approve the Merger.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index as reported on the Nasdaq.

“Starting Price” shall mean $37.78.

“Starting Date” shall mean July 22, 2019.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the common stock of Buyer shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

11.02    Effect of Termination.

(a)

If this Agreement is validly terminated by either Seller and Seller Sub or Buyer and Buyer Sub pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Seller, Seller Sub, Buyer or Buyer Sub, except (i) for Sections 7.01, 7.05, 12.01, 12.02, 12.03, 12.04, 12.05, 12.06 and 12.07, which shall remain in full force and effect, (ii) that nothing contained herein shall relieve any party hereto from liability for any liabilities or damages arising out of its fraud or knowing breach of any provision of this Agreement and (iii) as provided in paragraphs (b)-(f) of this Section 11.02 below.

(b)

Seller shall promptly pay to Buyer a termination fee of $16,000,000 (the “Termination Fee”) if this Agreement is terminated by (i) Buyer and Buyer Sub pursuant to Section 11.01(c)(iii) or (ii) Seller pursuant to Section 11.01(d)(iii).

(c)

In the event that this Agreement is terminated by Buyer and Buyer Sub or Seller and Seller Sub pursuant to Section 11.01(b)(i) without the Required Seller Vote having been obtained, or Section 11.01(b)(ii), and (i) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to the date specified in Section 11.01(b)(i) or prior to the Seller Meeting, as applicable, and (ii) within 12 months of such termination, Seller shall have entered into an agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(d)

In the event that this Agreement is terminated by Buyer and Buyer Sub pursuant to Sections 11.01(c)(i) or (ii) and (A) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to any breach by Seller of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Sections 11.01(c)(i) or (ii) and (B) within 12 months of such termination,

Seller shall have entered into an agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(e)

Any payment of the Termination Fee required to be made pursuant to this Section 11.02 shall be made not more than two business days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by Seller pursuant to Section 11.01(d)(iii), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 11.02 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f)

Buyer, Buyer Sub, Seller and Seller Sub acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer and Buyer Sub would not enter into this Agreement. The Termination Fee amounts payable by Seller pursuant to this Section 11.02 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Buyer except in circumstances where no Termination Fee is payable. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 11.02 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the amount set forth in this Section 11.02, Seller shall pay to Buyer its fees, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source selected by the party to which the payment is due) plus 200 basis points as in effect on the date such payment was required to be made.

ARTICLE TWELVE

MISCELLANEOUS

12.01.    Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, or by facsimile upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Seller, to:

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, MD 20716

Fax: (301) 430-2531

with a copy to (which shall not constitute notice):

Frank C. Bonaventure, Jr., Esquire

Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation

100 Light Street

Baltimore, Maryland 21202

Fax: (443) 263-7505

If to Buyer, to:

Todd F. Clossin

President and Chief Executive Officer

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Fax: (304) 234-9450

with a copy to (which shall not constitute notice):

James C. Gardill, Esquire

Phillips, Gardill, Kaiser & Altmeyer, PLLC

61 Fourteenth Street

Wheeling, WV 26003

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02.    Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an originally executed copy of this Agreement.

12.03.    Entire Agreement; No Third-Party Rights

This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article Two, Sections 6.02, 6.06 and 6.07 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

12.04.    Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns (including successive, as well as immediate, successors and permitted assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05.    Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06.    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

12.07.    Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

12.08.    Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations, Buyer Sub, and Seller Sub; except that after the Seller Meeting or Buyer Meeting, this Agreement may not be amended if it would violate the MGCL, WVBCA or the federal securities laws or the rules of the Nasdaq.

12.09.    Waiver

The parties hereto may in each party’s sole discretion waive (a) any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (b) compliance with any of the agreements or conditions contained in Articles Five, Six, Seven, and Eight hereof or otherwise. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10.    Disclosure Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. The mere inclusion of an item in the Buyer Disclosure Schedule or the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer and Buyer Sub, or Seller and Seller Sub, respectively, that such item represents a material exception or fact, event, or circumstance or that such item is or could result in a material adverse effect.

12.11.    Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.12.    Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13    Specific Performance

The Parties agree that the remedy at law for any breach of the terms and conditions of this Agreement by them may be inadequate and that in addition to, and not in limitation of any other remedies that Buyer, Buyer Sub, Seller or Seller Sub may have at law or under this Agreement, Buyer, Buyer Sub, Seller or Seller Sub shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement; provided, however, that no specific performance will be available to Buyer or Buyer Sub if Buyer has already received the Termination Fee.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Buyer, Buyer Sub, Seller and Seller Sub to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

By: /s/ Todd F. Clossin

Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

By: /s/ Todd F. Clossin

Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	OLD LINE BANCSHARES, INC.

/s/ Mark A. Semanie	By: /s/ James W. Cornelsen

Mark A. Semanie	Printed Name: James W. Cornelsen
Title: President and Chief Executive Officer

ATTEST:	OLD LINE BANK

/s/ Mark A. Semanie	By: /s/ James W. Cornelsen

Mark A. Semanie	Printed Name: James W. Cornelsen
Title: President and Chief Executive Officer

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 23, 2019, by and between Wesbanco, Inc., a West Virginia corporation (“Buyer”), and the undersigned holder (the “Shareholder”) of shares of common stock, $0.01 par value ( the “Seller Shares”), of Old Line Bancshares, Inc., a Maryland corporation (“Seller”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Wesbanco Bank, Inc., Seller and Old Line Bank have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns the number of Seller Shares, and holds other rights to acquire the number of Seller Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as used herein, the term “Shares” means all Seller Shares held by the Shareholder on the date of this Agreement and all Seller Shares that the Shareholder purchases, acquires the right to vote or acquires beneficial ownership of (as defined in Rule 13d-3 of the Exchange Act, but excluding Seller Shares held by the Shareholder in a fiduciary capacity) prior to the Expiration Date (as defined in Section 2 below), whether by the exercise of any stock options or otherwise;

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1.   Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 hereof), at any meeting of the shareholders of Seller, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Seller, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of approval of the Merger and the other transactions contemplated by the Merger Agreement, and any action that could reasonably be expected to facilitate the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the Merger or the fulfillment of a condition under the Merger Agreement to Seller’s and Buyer’s respective obligations to consummate the Merger or change in any manner the voting rights of any class of shares of Seller (including any amendments to Seller’s articles of incorporation or bylaws); and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2.   Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date the Merger Agreement is terminated pursuant to Article Eleven thereof, or (iii) written notice by Buyer to Shareholder of the termination of this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3.   Agreement to Retain Shares; No Voting Trusts.

(a)        Until the receipt of the requisite approval of the shareholders of Seller, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, offer, exchange, pledge or otherwise dispose of or encumber (including, without limitation, by the creation of a Lien (as defined in Section 4(c) below) (each, a “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to, or consent to, any Transfer of, any Shares beneficially owned by the Shareholder or the Shareholder’s voting or economic interest therein. Notwithstanding the foregoing, the Shareholder may make Transfers (a) by will or by operation of law, in which case this Agreement shall bind the transferee, (b) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee’s agreement in writing, in form and substance reasonably satisfactory to Buyer, to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (c) to another shareholder of Seller who previously entered into a Voting Agreement with Buyer and (d) with Buyer’s prior written consent, such consent to be granted or withheld in Buyer’s sole discretion.

(b)        The Shareholder agrees that the Shareholder shall not, and shall not permit any entity under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Buyer.

4.   Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Buyer as follows:

(a)

the Shareholder has the complete and unrestricted power and the unqualified right to enter into, execute, deliver and perform his or her obligations under this Agreement, and no consent, approval, authorization or filing on the part of the Shareholder is required in connection therewith;

(b)

this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding agreement of Buyer, is a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)

the Shareholder beneficially owns the number of Shares indicated on Schedule 1 (the “Original Shares”), free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”);

(d)

except pursuant to this Agreement, the Shareholder has sole, and otherwise unrestricted, voting and investment power with respect to the Original Shares, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares;

(e)

the Shareholder does not beneficially own any Seller Shares other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Seller Shares or any security exercisable for or convertible into shares of Seller Shares indicated on Schedule 1;

(f)

the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a breach of or default (with or without notice or lapse of time or both) under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject.

5.     No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, solely in his or her capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his or her affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his or her representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or any Seller Subsidiary or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Proposal.

6. Specific Enforcement. The Shareholder has signed this Agreement intending to be legally bound thereby. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder, in addition to any other remedy that Buyer may have at law or in equity. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder hereunder may be assigned without the prior written consent of Buyer.

7. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of Seller who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach by the Shareholder or any other such shareholder of Seller. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided in this Agreement.

9. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Seller, and not in the Shareholder’s capacity as a director, officer or employee of Seller or any Seller Subsidiary or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way (a) restrict a director and/or officer of Seller in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, as a director and/or officer of Seller or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or (b) prevent or be construed to create any obligation on the part of any director and/or officer of Seller or any trustee or fiduciary of any employee benefit plan or trust from taking any action or omitting to take any action in such capacity.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the purpose and intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC and in any press release or other disclosure document the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments and obligations pursuant to this Agreement.

15. Governing Law; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without giving effect to the principles of conflicts of laws thereof that would cause the application of the laws of any other jurisdiction.

(b)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Seller’s articles of incorporation or bylaws, the Merger pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first written above.

SHAREHOLDER

Name:

WESBANCO, INC.

By:

Name:
Title:

Schedule 1